                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X] Preliminary Proxy Statement

                                          [_] CONFIDENTIAL, FOR USE OF THE
[_] Definitive Proxy Statement                COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                           CABLE TV FUND 14-B, LTD.
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                      N/A
             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_] No fee required.

[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies: Limited Partnership Interests
    (2) Aggregate number of securities to which transaction applies: 261,353
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): Pursuant to Rule 0-11(c)(2), the transaction valuation is based upon the $10,720,400 sales price that is to be paid to the Registrant in connection with the transaction that is the subject of the proxy solicitation.
    (4) Proposed maximum aggregate value of the transaction to the Registrant:
        $10,720,400
    (5) Total fee paid: $2,144

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    (1) Amount Previously Paid:
    (2) Form, Schedule or Registration Statement No.:
    (3) Filing Party:
    (4) Date Filed:

Notes:

               [LOGO OF JONES INTERCABLE(R), INC. APPEARS HERE]

                           9697 EAST MINERAL AVENUE
                           ENGLEWOOD, COLORADO 80112

      NOTICE OF VOTE OF THE LIMITED PARTNERS OF CABLE TV FUND 14-B, LTD.

To the Limited Partners of Cable TV Fund 14-B, Ltd.:

  A special vote of the limited partners of Cable TV Fund 14-B, Ltd. (the "Partnership") is being conducted through the mails on behalf of the Partnership by Jones Intercable, Inc., the general partner of the Partnership, for the purpose of obtaining limited partner approval of the sale of the Littlerock, California cable television system (the "Littlerock System") owned by the Partnership for $10,720,400 in cash, subject to customary working capital closing adjustments that may have the effect of increasing or decreasing the sales price by a non-material amount. The Littlerock System is proposed to be sold to Jones Communications of California, Inc., an indirect wholly owned subsidiary of the General Partner. Information relating to this matter is set forth in the accompanying Proxy Statement.

  If the limited partners approve the proposed sale of the Littlerock System and if the transaction is closed, the Partnership will distribute the approximately $10,838,000 of net sale proceeds to its limited partners of record as of the closing date of the sale of the Littlerock System. It is estimated that the limited partners will receive $41 for each $500 limited partnership interest, or $82 for each $1,000 invested in the Partnership. Distributions will be net of California non-resident withholding, if applicable, and distribution checks will be issued to the limited partners' account registration or pursuant to any special payment instruction of record. Once the distribution of the net proceeds from the sale of the Littlerock System has been made, limited partners will have received a total of $438 for each $500 limited partnership interest, or $876 for each $1,000 invested in the Partnership, taking into account the prior distributions to limited partners made earlier in 1998. Because the distributions to the limited partners from the sales of the Partnership's various cable television systems will not return to the limited partners all of the capital initially contributed by the limited partners to the Partnership, the General Partner will not receive a general partner distribution from the Littlerock System's sale proceeds. The Partnership will be liquidated and dissolved after the sale of the Littlerock System, which will be the Partnership's last remaining asset at the time of its sale.

  Only limited partners of record at the close of business on July 31, 1998 are entitled to notice of, and to participate in, this vote of limited partners. It is very important that all limited partners participate in the voting.

The Partnership's ability to complete the transaction discussed in the Proxy Statement and the Partnership's ability to make a distribution to its limited partners of the net proceeds of the sale of the Littlerock System pursuant to the terms of the Partnership's limited partnership agreement (the "Partnership Agreement") are dependent upon the approval of the transaction by the holders of a majority of the Partnership's limited partnership interests.

  The proposal that is the subject of this proxy solicitation will be adopted only if approved by the holders of a majority of the limited partnership interests. Each limited partnership interest entitles the holder thereof to one vote on the proposal. Because the Partnership Agreement requires that the proposal to sell the Littlerock System be approved by the holders of a majority of the limited partnership interests, abstentions and non-votes will be treated as votes against the proposal. A properly executed consent returned to the general partner on which a limited partner does not mark a vote will be counted as a vote for the proposed sale of the Littlerock System. Because limited partners do not have dissenters' or appraisal rights in connection with the proposed sale of the Littlerock System, if the holders of a majority of the limited partnership interests approve the proposal, all limited partners will receive a distribution of the net sale proceeds in accordance with the procedures prescribed by the Partnership Agreement regardless of how or whether they vote on the proposal.

  Jones Intercable, Inc., as the general partner of the Partnership, urges you to sign and return the enclosed proxy card as promptly as possible. The proxy card should be returned in the enclosed envelope.

                                          JONES INTERCABLE, INC.
                                          General Partner

                                          [SIGNATURE OF ELIZABETH M. STEELE]

                                          Elizabeth M. Steele
                                          Secretary

Dated: August 7, 1998

               [LOGO OF JONES INTERCABLE(R), INC. APPEARS HERE]

                           9697 EAST MINERAL AVENUE
                           ENGLEWOOD, COLORADO 80112


                                PROXY STATEMENT


           VOTE OF THE LIMITED PARTNERS OF CABLE TV FUND 14-B, LTD.


  This Proxy Statement is being furnished in connection with the solicitation of the written consents of the limited partners of Cable TV Fund 14-B, Ltd. (the "Partnership") by Jones Intercable, Inc., the general partner of the Partnership (the "General Partner"), on behalf of the Partnership, for the purpose of obtaining limited partner approval of the sale of the Littlerock, California cable television system (the "Littlerock System") owned by the Partnership for $10,720,400 in cash, subject to customary working capital closing adjustments that may have the effect of increasing or decreasing the sales price by a non-material amount. The Littlerock System is proposed to be sold to Jones Communications of California, Inc., an indirect wholly owned subsidiary of the General Partner.

  Proxies in the form enclosed, properly executed and duly returned, will be voted in accordance with the instructions thereon. Limited partners are urged to sign and return the enclosed proxy as promptly as possible. Proxies cannot be revoked except by delivery of a proxy dated as of a later date. Officers and other employees of the General Partner may solicit proxies by mail, by fax, by telephone or by personal interview. The deadline for the receipt of proxy votes is September 15, 1998, unless extended, but the vote of the Partnership's limited partners will be deemed to be concluded on the date, at least 20 business days from the date the proxy materials are sent to limited partners, that the General Partner, on behalf of the Partnership, is in receipt of proxies executed by the holders of a majority of the limited partnership interests either consenting to or disapproving of the proposed transaction. The General Partner may extend the deadline for receipt of proxy votes if a majority of the limited partners fail to express an opinion on the transaction by September 15, 1998. If the General Partner extends the deadline for receipt of proxy votes, the limited partners will be informed by mail of the reason for the extension and the new deadline. The cost of the proxy solicitation will be paid by the General Partner.

  The Partnership has only one class of limited partners and no limited partner has a right of priority over any other limited partner. The participation of the limited partners is divided into limited partnership interests and each limited partner owns one limited partnership interest for each $500 of capital contributed to the Partnership.

  THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

  As of June 30, 1998, the Partnership had 261,353 limited partnership interests outstanding held by 15,181 persons. There is no established trading market for such interests. To the best of the General Partner's knowledge, no person or group of persons beneficially own more than five percent of the limited partnership interests. During the past several years, Smithtown Bay, LLC, Madison Partnership Liquidity Investors XIII, LLC and First Trust Co. LP, three firms unaffiliated with the Partnership, the General Partner and each other, have conducted tender offers for interests in the Partnership. As of June 30, 1998, Smithtown Bay, LLC and its affiliates owned 4,548 limited partnership interests, or 1.7 percent of the limited partnership interests. As of such date, Madison Partnership Liquidity Investors XIII, LLC and its affiliates owned 8,756 limited partnership interests, or 3.3 percent of the limited partnership interests. As of such date, First Trust Co. LP and its affiliates owned 3,100 limited partnership interests, or 1.2 percent of the limited partnership interests. Pursuant to the terms of agreements between the Partnership and the General Partner and such firms, all of the limited partnership interests held by these firms will be voted in the same manner as the majority of all other limited partners who vote on the sale of the Littlerock System. Thus, for example, if the limited partnership interests voted in favor of the transaction constitute a majority of all limited partnership interests voted but not a majority of all limited partnership interests, these firms will be required to vote their limited partnership interests in favor of the transaction, and in such event the votes of these firms could be sufficient to cause the transaction to be approved by a majority of all limited partnership interests, which is the vote necessary to cause the transaction to be approved. The General Partner owns 28 limited partnership interests. Officers and directors of the General Partner own no limited partnership interests. The 28 limited partnership interests owned by the General Partner will be voted in favor of the proposed transaction. Only limited partners of record at the close of business on July 31, 1998 will be entitled to notice of, and to participate in, the vote.

  As of the date of this Proxy Statement, the Partnership's only asset is the Littlerock System. The Partnership sold its cable television system serving communities in and around Surfside Beach, South Carolina (the "Surfside System") in June 1998. The Partnership formerly owned a 73 percent interest in the Cable TV Fund 14-A/B Venture (the "Venture"). The Venture's only asset was the cable television system serving portions of Broward County, Florida (the "Broward System"). The Venture sold the Broward System in March 1998. The Venture subsequently was liquidated and dissolved.

  Upon the consummation of the proposed sale of the Littlerock System, the Partnership will distribute the approximately $10,838,000 of net sale proceeds to its limited partners of record as of the closing date of the sale of the Littlerock System. Limited partners will receive $41 for each $500 limited partnership interest, or $82 for each $1,000 invested in the Partnership. Distributions will be net of California non-resident withholding, if applicable, and distribution checks will be issued to the limited partners' account registration or pursuant to any special payment instruction of record. Once the Partnership has completed the distribution of the net proceeds from the sale of the Littlerock System, limited partners of the Partnership will have received a total of $438 for each $500 limited partnership interest, or $876 for each $1,000 invested in the Partnership, taking into account the prior distributions to limited partners made earlier in 1998 from the net proceeds of the sales of the Broward System and the Surfside System. Because the distributions to the limited partners from the sales of the Partnership's various cable television systems will not return to the limited partners all of the capital initially contributed by the limited partners to the Partnership, the General Partner will not receive a general partner distribution from the Littlerock System's sale proceeds. The Partnership will be liquidated and dissolved after the sale of the Littlerock System, which will be the Partnership's last remaining asset at the time of its sale.

  After the sale of the Littlerock System, the Partnership will cease to be a public entity subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). See "Certain Information About the Partnership and the General Partner."

  Limited partners should note that there are certain federal and state income tax consequences of the proposed sale of the Littlerock System, which are outlined herein under the caption "Federal and State Income Tax Consequences."

  The Board of Directors of the General Partner has approved the proposed sale of the Littlerock System and the General Partner recommends approval of the transaction by the holders of the Partnership's limited partnership interests. In determining the fairness of the proposed transaction, the General Partner followed the procedures mandated by Section 2.3(b)(iv)(b) of the Partnership's limited partnership agreement (the "Partnership Agreement"), which provides that the Partnership's cable television systems may be sold to the General Partner or to one of its affiliates if the price paid by the General Partner or such affiliate is determined by the average of three separate, independent appraisals of the fair market value of the system to be sold. Because the purchase price to be paid to the Partnership is equal to the average of three separate, independent appraisals of the fair market value of the Littlerock System, the Board of Directors of the General Partner has concluded that the consideration to be paid to the Partnership for the Littlerock System is fair to all unaffiliated limited partners of the Partnership.

  The proposal that is the subject of this proxy solicitation will be adopted only if approved by the holders of a majority of the limited partnership interests. Each limited partnership interest entitles the holder thereof to one vote on the proposal. Because the Partnership Agreement requires that the proposal to sell the Littlerock System be approved by the holders of a majority of the limited partnership interests, abstentions and non-votes will be treated as votes against the proposal. A properly executed consent returned to the General Partner on which a limited partner does not mark a vote will be counted as a vote for the proposed sale of the Littlerock System. Because limited partners do not have dissenters' or appraisal rights in connection with the proposed sale of the Littlerock System, if the holders of a majority of the limited partnership interests approve the proposal, all limited partners will receive a distribution of the Partnership's portion of the net sale proceeds in accordance with the procedures prescribed by the Partnership Agreement regardless of how or whether they vote on the proposal.

  The approximate date on which this Proxy Statement and Form of Proxy are being sent to limited partners is August 7, 1998.

                                SPECIAL FACTORS

THE PARTNERSHIP'S INVESTMENT OBJECTIVES

  The Partnership was formed to acquire, develop, operate and, ultimately, sell cable television systems. The primary objectives of the Partnership have been to obtain capital appreciation in the value of the Partnership's cable television properties; to generate tax losses that could be used to offset taxable income of limited partners from other sources; and to obtain equity build-up through debt reduction. It was contemplated from the outset of the Partnership's existence that capital appreciation in Partnership cable television properties would be converted to cash by a sale of such properties at such time as the General Partner determined that the Partnership's investment objectives had substantially been achieved and after a holding period of approximately five to seven years. It also was contemplated from the outset of the Partnership's existence that the General Partner or one of its affiliates could be the purchaser of the Partnership's cable television properties.

  Sales of the Partnership's limited partnership interests commenced on August 17, 1987 and the Partnership was formed on September 9, 1987 when subscriptions for the minimum offering amount were received. The Partnership acquired the Littlerock System in November 1989. Based upon the track record of prior public partnerships sponsored by the General Partner that had liquidated or were in the process of liquidating their assets during the period that limited partnership interests in the Partnership were being sold and based upon disclosures made to prospective investors about the Partnership's investment objectives in the Cable TV Fund 14 prospectus and accompanying sales brochure, investors in the Partnership reasonably could have anticipated that the Partnership's investment objectives would be achieved and its assets liquidated after a holding period of approximately five to seven years. Due to the uncertain and then adverse regulatory environment that developed in the early 1990s for the cable television industry, the resultant decline in the prices for cable television systems and the subsequent inactivity in the cable television system marketplace, the General Partner determined that it would be prudent to delay the sale of the Littlerock System until market conditions improved, and as a result the Littlerock System has been held by the Partnership for almost 9 years.

  The purpose of the sale of the Littlerock System, from the Partnership's perspective, is to attain the Partnership's primary investment objective with respect to the Littlerock System, i.e., to convert the Partnership's capital appreciation in the Littlerock System to cash. The sale proceeds will be distributed to the limited partners of the Partnership in accordance with the distribution procedures established by the Partnership Agreement. The sale of the Littlerock System is thus the necessary final step in the Partnership's accomplishment of its investment objectives with respect to the Littlerock System.

  All distributions of the Partnership from the proceeds of the sale of cable television systems are to be distributed 100 percent to the limited partners until the limited partners receive an amount equal to 125 percent of their initial capital contributions, and thereafter all such distributions are to be shared 75 percent to the limited partners and 25 percent to the General Partner. Based upon the distributions made to limited partners on the prior sales of the Broward System and the Surfside System and the proposed sale price of the Littlerock System, the limited partners of the Partnership will not ultimately receive distributions in an amount equal to their initial capital contributions and thus the sharing arrangement with the General Partner will not ever be triggered.

PRIOR ACQUISITIONS AND SALES

  The Partnership was formed in September 1987 as a Colorado limited partnership in connection with a public offering of its limited partnership interests. The Partnership has owned two cable television systems directly. The Partnership acquired the Surfside System in September 1988 and the Partnership acquired the Littlerock System in November 1989. In addition, in January 1988, the Partnership and Cable TV Fund 14-A, Ltd. ("Fund 14-A"), another public partnership managed by the General Partner, formed the Cable TV Fund 14-A/B Venture (the "Venture"). Fund 14-A contributed $18,975,000 to the capital of the Venture for a 27 percent ownership interest and the Partnership contributed $51,025,000 to the capital of the Venture for a 73 percent ownership interest. The Venture was formed to pool the financial resources of Fund 14-A and the Partnership, two public partnerships sponsored by the General Partner with identical investment objectives, and to enable them to acquire a greater number of and/or larger cable television systems than each of the partnerships could acquire on its own. The Venture acquired the Broward System in March 1988.

  On March 31, 1998, the Venture sold the Broward System to an unaffiliated third party for $136,808,648. The sale of the Broward System was approved by the holders of approximately 61 percent of the Partnership's limited partnership interests in a vote of the limited partners held in the first quarter of 1998. From the proceeds of the Broward System sale, the Venture settled working capital adjustments, repaid the outstanding balance on its credit facility, which totaled $39,902,968 at March 31, 1998, and paid a 2.5 percent brokerage fee of $3,420,216 to The Jones Group, Ltd., a subsidiary of the General Partner. The Venture then distributed the remaining net sale proceeds, or $94,039,000, to the two constituent partnerships of the Venture in proportion to their ownership interests in the Venture. The Partnership accordingly received 73 percent of the net sale proceeds, or $68,554,431. In April 1998, the Partnership distributed its net sale proceeds to its limited partners of record as of March 31, 1998. Such distribution represented approximately $262 for each $500 limited partnership interest or $524 for each $1,000 invested in the Partnership.

  The initial sales price for the Venture's Broward System had been $140,000,000, but this sales price was reduced by $3,191,352 to $136,808,648 at the closing on March 31, 1998 because of a basic subscriber shortfall at closing. (The agreement between the Venture and the buyer provided that the sales price would be reduced $2,472 for each basic subscriber less than 56,637 at the March 31, 1998 closing.) When final closing adjustments were completed on June 30, 1998, however, additional basic subscribers that were not able to be counted as basic subscribers of the Broward System at the March 31, 1998 closing (because they were relatively recent subscribers at such date) were able retrospectively to be counted as basic subscribers of the Broward System. These basic subscribers brought the basic subscriber count up to 56,637 and the sales price accordingly was adjusted upward by $3,191,352 to $140,000,000. The Venture distributed this $3,191,352 in July 1998 to the Venture's two constituent partnerships in proportion to their ownership interests in the Venture. The Partnership accordingly received 73 percent of these additional Broward System sale proceeds, or $2,326,272. The

Partnership subsequently distributed this sum to its limited partners of record as of March 31, 1998, resulting in an additional return of $10 for each $500 limited partnership interest or $20 for each $1,000 invested in the Partnership from the Broward System sale.

  On June 30, 1998, the Partnership sold the Surfside System to an unaffiliated third party for $51,500,000. The sale of the Surfside System was approved by the holders of approximately 61 percent of the Partnership's limited partnership interests in a vote of the limited partners held in the first quarter of 1998. Upon the closing of the sale of the Surfside System, the Partnership retained approximately $443,000 of the sale proceeds for working capital purposes, repaid all of its indebtedness (including $15,800,000 borrowed under its credit facility, $143,000 in advances from the General Partner and capital lease obligations of $143,900), paid a 2.5 percent brokerage fee totaling $1,287,500 to The Jones Group, Ltd., paid a deferred acquisition fee of $920,000 to The Jones Group, Ltd. and then distributed the net sale proceeds of approximately $32,800,000 to the Partnership's limited partners of record as of June 30, 1998. This distribution was made in July 1998. Such distribution represented approximately $125 for each $500 limited partnership interest or $250 for each $1,000 invested in the Partnership.

  Limited partners of Partnership have received distributions from the Broward System sale and the Surfside System sale totaling approximately $103,680,700. All distributions to date have given the Partnership's limited partners an approximate return of $397 for each $500 limited partnership interest or $794 for each $1,000 invested in the Partnership. The Partnership intends to make a final distribution of approximately $10,838,000 to the limited partners, representing the net proceeds of the sale of the Littlerock System. This distribution will give the Partnership's limited partners an additional return of $41 for each $500 limited partnership interest or $82 for each $1,000 invested in the Partnership. Taking into account the distributions from the sale of the Broward System and the Surfside System and the anticipated distribution from the sale of the Littlerock System, the limited partners of the Partnership can expect to receive a total return of $438 for each $500 limited partnership interest or $876 for each $1,000 invested in the Partnership. After the sale of the Littlerock System, the Partnership will be liquidated and dissolved and no further distributions to limited partners will be made. The General Partner has not received and will not receive any general partner distributions from the Partnership.

THE GENERAL PARTNER'S OBJECTIVES

  The purpose of the Littlerock System's sale from the General Partner's perspective is to enable the Partnership to sell the Littlerock System at a fair price and to enable the General Partner (through an indirect wholly owned subsidiary) to acquire a cable television system operating in a marketplace in which the General Partner itself desires to own and operate a cable television system. The General Partner currently is one of the ten largest cable television system operators in the United States, with owned and managed systems totaling in excess of 1 million basic subscribers. A key element of the General Partner's strategy is to increase the number of owned subscribers clustered in attractive demographic areas. The General Partner is making progress in clustering its owned subscribers in two primary groups of cable systems. The General Partner's Maryland/Virginia cluster is based primarily on geography. The General Partner's suburban cluster is based on similar market and operating characteristics, rather than geography. The General Partner believes that its clustering strategy may allow it to obtain both economies of scale and operating efficiencies, for example in areas such as marketing, administration and capital expenditures. The General Partner plans to acquire, from three of its managed partnerships, the much larger neighboring cable television system serving the communities of Palmdale and Lancaster, California (the "Palmdale System") concurrently with its acquisition of the Littlerock System. The General Partner's purchase of the Palmdale System is subject to several closing conditions, however, and the closing of the General Partner's purchase of the Littlerock System is not contingent on the General Partner's acquisition of the Palmdale System. The Palmdale System is adjacent to the Littlerock System and the two systems have been jointly operated by the General Partner using one headend and several microwave receive sites and a single management team based in Palmdale. The General Partner desires to add both the Palmdale System and the Littlerock System to its suburban cluster, which currently includes the cable systems serving the communities of Savannah and Augusta, Georgia, Pima County, Arizona, Albuquerque, New Mexico and Independence, Missouri.

  In contrast to the Partnership, which is a limited partnership with a finite term and which sought cable television properties with high growth potential during a holding period of approximately five to seven years, the General Partner, a corporation with perpetual existence, is seeking to acquire cable television systems that can generate a steady stream of income and may appreciate in value over a longer holding period. The Littlerock System satisfies this objective of the General Partner. The General Partner also may be in a better position than the Partnership to access both debt and equity to finance the long-term development of the Littlerock System. The General Partner may be able to leverage the Littlerock System at a higher level than the Partnership has done and, accordingly, the General Partner may be able to generate a greater return on its investment in the Littlerock System than the Partnership would be able to do within the same time. Because the General Partner's investment horizon is much longer term than the Partnership's investment horizon, and the General Partner will not need to sell the Littlerock System to achieve its investment objectives, it can better withstand the costs associated with meeting the competition and the regulatory risks inherent in long-term holding and development of the Littlerock System.

RELEVANT PROVISIONS OF THE PARTNERSHIP AGREEMENT

  Section 2.2(k) of the Partnership Agreement provides that the sale of all or substantially all of the Partnership's assets is subject to the approval of the holders of a majority of the Partnership's limited partnership interests. Because the Littlerock System is the Partnership's sole remaining asset, the sale of the Littlerock System is being submitted for limited partner approval.

  Section 2.3(b)(iv)(b) of the Partnership Agreement permits the Partnership to sell any or all of its cable television systems directly to the General Partner or one or more of its affiliates if the system to be sold has been held by the Partnership for at least three years, or if it is part of, or related to, another system that has been held for three years, and provided that the price paid to the Partnership by the General Partner or any such affiliate is determined by the average of three separate, independent appraisals of the particular cable television system or systems being sold, and that the cost of such appraisals is not borne by the Partnership. Because the Littlerock System has been held by the Partnership for at least three years and the purchase price to be paid to the Partnership is equal to the average of three separate, independent appraisals of the fair market value of the Littlerock System obtained at the General Partner's expense, these requirements of the Partnership Agreement have been satisfied.

REASONS FOR THE TIMING OF THE SALE

  The Partnership has a finite legal existence of 17 years, almost 11 of which have passed. It was not intended or expected, however, that the Partnership would hold its cable systems for 17 years. Although it was not possible at the outset of the Partnership to determine precisely how quickly the investment objectives with respect to any particular system would be achieved, investors were informed that the General Partner's past experience with prior partnerships had shown that five to seven years was the average length of time from the acquisition of a cable system to its sale. Investors in the Partnership also were able to examine the track record of the General Partner's prior partnerships because such track record was set forth in the prospectus delivered in connection with the Partnership's initial public offering. At the time of the formation of the Partnership, the track record showed that prior partnerships had rarely held their cable systems for any longer than six years.

  It is the General Partner's publicly announced policy that it intends to liquidate all of its managed partnerships, including the Partnership, as opportunities for sales of partnership cable television systems arise in the marketplace. The General Partner has determined that, as part of this general liquidation plan, it is in the best interests of the Partnership to sell the Littlerock System. During the years that the Partnership has owned and operated the Littlerock System, senior management of the General Partner, including Glenn R. Jones, the General Partner's Chief Executive Officer, James
B. O'Brien, the General Partner's President and Chief Operating Officer, and Kevin P. Coyle, the General Partner's Vice President/Finance and Chief Financial Officer, has monitored the performance of the Littlerock System. The General Partner has overseen the Littlerock System's growth in the number of homes passed, the miles of cable plant and the number of basic and premium subscribers. The General Partner's management has regularly reviewed the Littlerock System's budgets, it has examined the Littlerock System's liquidity and capital needs and it has carefully monitored the Littlerock System's revenue and cash flow growth to confirm that the Partnership's primary investment objective, i.e., capital appreciation in the Littlerock System, was being achieved.

  The General Partner concluded in January 1998 that, because the Littlerock System met the General Partner's objective of acquiring cable systems with operating characteristics like those of the Littlerock System, the General Partner would exercise its right under Section 2.3(b)(iv)(b) of the Partnership Agreement to acquire the Littlerock System. The General Partner accordingly did not market the system for sale and did not solicit third party buyers for the Littlerock System but instead contracted with independent appraisal firms to prepare appraisals of the fair market value of the Littlerock System so that the General Partner could determine the price it would offer to pay for the Littlerock System. The three appraisals obtained by the General Partner valued the Littlerock System at $11,118,000, $11,092,200 and $9,951,000, respectively. The General Partner's Chief Financial Officer then took the three appraised values and averaged them pursuant to the requirements of Section 2.3(b)(iv)(b) of the Partnership Agreement, and thereby determined that the price the General Partner would offer for the Littlerock System would be $10,720,400. The General Partner's senior management also agreed that this was a fair price and accepted it on behalf of the Partnership. See "Special Factors, The Appraisals."

  No arm's-length negotiations of the terms of the purchase and sale agreement were conducted because the Partnership does not have any employees or management other than the employees and management of the General Partner. When the appraisal process was completed in March 1998, the General Partner prepared the standard purchase and sale agreement that it uses for the acquisition of cable television systems from its managed partnerships. This agreement was executed by officers of the General Partner both on behalf of the General Partner as buyer and on behalf of the Partnership as seller. A written memorandum to the General Partner's Board of Directors from the General Partner's management outlining the terms of the transaction, including the means by which management had determined the sales price for the Littlerock System, the results of the three appraisals, the operating and financial statistics of the Littlerock System and the reasons why the General Partner should purchase the Littlerock System, was submitted to the Board of Directors with a recommendation from management that the Board of Directors approve the transaction, which the Board of Directors did on March 10, 1998. The directors also were provided with copies of the three appraisal reports that management had used in determining the sales price and a copy of the draft purchase and sale agreement. As discussed below, the Board of Directors unanimously concluded that the transaction was fair to the unaffiliated limited partners of the Partnership. See "Special Factors, Recommendation of the General Partner and Fairness of the Proposed Sale of Assets."

  When investing in the Partnership, by virtue of the provisions of Section 2.2(k) of the Partnership Agreement, the limited partners vested in the General Partner the right and responsibility to determine when the Partnership's investment objectives had been substantially achieved. The Littlerock System was acquired by the Partnership in November 1989 because, in the opinion of the General Partner at the time of the Littlerock System's acquisition, it had the potential for capital appreciation within a reasonable period of time. It is the General Partner's opinion that during the almost 9 years that the Littlerock System has been held by the Partnership, the Partnership's investment objectives with respect to the Littlerock System have been achieved. The General Partner used no specific benchmarks or measurement tools in determining that the Partnership's investment objectives have been achieved. The General Partner conducted a subjective evaluation of a variety of factors including the length of the holding period, the prospect for future growth as compared to the potential risks, the cash on cash return to investors, the after-tax internal rate of return to limited partners and the amount of gain to be recognized on the sale of assets.

  The Littlerock System was acquired by the Partnership in November 1989 for an aggregate purchase price of approximately $4,576,000. At acquisition, the Littlerock System consisted of cable plant passing approximately 2,328 homes and serving approximately 1,985 basic subscribers. As of December 31, 1997, the Littlerock System consisted of approximately 205 miles of cable plant passing approximately 8,165 homes and serving approximately 5,675 basic subscribers. During the holding period, the Partnership used approximately $3,721,100 in capital expenditures to expand the cable plant of the Littlerock System. The increase in the value of the Littlerock System during the holding period is demonstrated by the fact that the Littlerock System was purchased for $4,576,000 and the Littlerock System is proposed to be sold for $10,720,400, a difference of $6,144,400.

  In evaluating whether now was the time for the Partnership to sell the Littlerock System, the General Partner generally considered the benefits to the limited partners that might be derived by the Partnership's holding the Littlerock System for an additional period of time. The General Partner assumed that the Littlerock System might continue to appreciate in value and, if so, the Littlerock System would be able to be sold for a greater sales price in the future. The General Partner weighed these assumptions about the Littlerock System's continuing growth against the risks to investors from a longer holding period, i.e., the risks that regulatory, technology and/or competitive developments could cause the Littlerock System to decline in value, which would result in a lesser sales price in the future. A longer holding period would expose investors to the risk that competition from direct broadcast satellite companies, telephone companies and/or neighboring cable companies could diminish the number of subscribers to the Littlerock System's basic and premium services, thereby decreasing the value of the Littlerock System. A longer holding period also would expose investors to the risk that changes in the regulations promulgated by the governmental agencies that oversee cable operations could make cable systems a less desirable investment, thereby decreasing the value of the Littlerock System. The General Partner's decision to sell the Littlerock System was greatly influenced by the fact that the originally contemplated holding period had been exceeded.

  The General Partner is in a better position than the Partnership to bear the risks of investment in the Littlerock System. The Partnership is limited in its ability to obtain additional equity financing, in part because the limited partnership interests are non-assessable. The Partnership Agreement also contains limits on the amounts that the Partnership can borrow. And the Partnership has only one asset, the Littlerock System, which gives the Partnership limited collateral for borrowings. The General Partner, on the other hand, is one of the nation's largest cable television companies with longer term investment objectives. For example, if significant competition to the Littlerock System were to develop, the General Partner would be in a better position than the Partnership to finance the marketing campaigns or technological improvements necessary to meet such competition.

  Therefore, in light of all of the above factors, the General Partner has determined that now is the appropriate time for the Partnership to convert its capital appreciation in the Littlerock System to cash through the sale of the Littlerock System.

CERTAIN EFFECTS OF THE SALE

  Upon consummation of the sale of the Littlerock System, the Partnership will distribute the net sale proceeds (approximately $10,838,000) to its limited partners of record as of the closing date of the sale of the Littlerock System pursuant to the terms of the Partnership Agreement. Limited partners will receive $41 for each $500 limited partnership interest, or $82 for each $1,000 invested in the Partnership. Once the distribution of the net proceeds from the sale of the Littlerock System has been made, limited partners will have received a total of $438 for each $500 limited partnership interest, or $876 for each $1,000 invested in the Partnership, taking into account the prior distributions to limited partners made earlier this year from the net proceeds of the sales of the Broward System and the Surfside System. The limited partners will be subject to federal and state income tax on the income resulting from the sale of the Littlerock System. See the detailed information below under the caption "Federal and State Income Tax Consequences."

  Another effect of the sale is that it will result in an indirect wholly owned subsidiary of the General Partner acquiring the Littlerock System. Thus, as a result of this transaction, the General Partner will make a substantial equity investment in the Littlerock System and it will have a greater equity ownership interest in the Littlerock System than it does now as the general partner of the Partnership. The General Partner will have a 100 percent interest in any future capital appreciation of the Littlerock System. The General Partner's acquisition of the

Littlerock System will advance its goal of increasing the number of owned subscribers in attractive demographic areas and may allow the General Partner to obtain economies of scale and operating efficiencies by adding the Littlerock System to its suburban cluster of systems with similar market and operating characteristics, including the adjacent Palmdale System. The General Partner also will bear 100 percent of the risk of system losses and any diminution in system value. As the general partner of the Partnership, the General Partner earns management fees and receives reimbursement of its direct and indirect expenses allocable to the operation of the Littlerock System. The General Partner's right to receive such fees and reimbursements related to the Littlerock System will terminate on the Partnership's sale of the Littlerock System.

  Neither Colorado law nor the Partnership Agreement afford dissenters' or appraisal rights to limited partners in connection with the proposed sale of the Littlerock System. If the proposed transaction is approved by the holders of a majority of limited partnership interests, all limited partners will receive a distribution in accordance with the procedures prescribed by the Partnership Agreement regardless of how or whether they vote on the proposal.

RECOMMENDATION OF THE GENERAL PARTNER AND FAIRNESS OF THE PROPOSED SALE OF
ASSETS

  The General Partner believes that the proposed sale of the Littlerock System and the distribution of the net proceeds therefrom are both procedurally and substantively fair to all unaffiliated limited partners of the Partnership, and it recommends that the limited partners approve the transaction. The General Partner's recommendation that the limited partners approve the sale of the Littlerock System and its fairness determination should not be deemed to be free from potential conflicts of interest, however, in light of the fact that one of its subsidiaries is the proposed purchaser of the Littlerock System. Because the purchaser of the Littlerock System would benefit from a lower sales price, the General Partner has an economic interest in conflict with the economic interest of the limited partners.

  In determining the substantive and procedural fairness of the proposed transaction, the General Partner's Board of Directors on March 10, 1998 considered each of the following factors, all of which had a positive effect on its fairness determination. The factors are listed in descending order of importance, i.e., the first factor listed was given the most weight in the determination that the proposed transaction is fair, although, as a practical matter, this is an approximation of the weight given to each factor because each factor is relevant and the General Partner's Board of Directors was not able to weigh the relative importance of each factor precisely:

    (i) the limited partnership interests are at present illiquid and the cash to be distributed to limited partners as a result of the proposed sale of the Littlerock System will provide limited partners with liquidity and with the means to realize the appreciation in the value of the Littlerock System;

    (ii) the sales price represents a fair market valuation of the Littlerock System as determined by the average of three separate appraisals of the Littlerock System by qualified independent appraisers;

    (iii) the Partnership has held the Littlerock System for almost 9 years, a holding period beyond that originally anticipated;

    (iv) the conditions and prospects of the cable television industry in which the Partnership is engaged, including the developing threat of competition from DBS services and telephone companies, and the working capital and other financial needs of the Partnership if it were to continue to own the Littlerock System;

    (v) the terms and conditions of the purchase and sale agreement, including the fact that the sales price will be paid in cash, the fact that the Partnership was not required to make many of the representations and warranties about the Littlerock System or give indemnities that are customarily given in transactions of this nature, the fact that the purchaser's obligation to close is not contingent upon its ability to obtain financing, and the fact that the Partnership will pay no brokerage fees upon the sale of the Littlerock System, which it likely would have paid if the Littlerock System were being sold to an unaffiliated party; and

    (vi) the sale is being conducted in accordance with the terms of the Partnership Agreement, including the fact that the proposed transaction will not occur unless it is approved by the holders of at least a majority of the limited partnership interests.

  An officer of The Jones Group, Ltd., the cable brokerage subsidiary of the General Partner, worked with each of the independent appraisers hired to prepare fair market value appraisals of the Littlerock System, providing them with current and historical profit and loss statements for the Littlerock System and with current subscriber reports. Certain officers and all of the directors of the General Partner received the final appraisal reports. The members of the Board of Directors of the General Partner adopted the analyses and conclusions of Strategis Financial Consulting, Inc., which valued the Littlerock System at $11,118,000, because such firm's valuation procedures, assumptions and methodologies most closely approximate the valuation procedures, assumptions and methodologies used by the General Partner's management in evaluating cable television systems. The General Partner's Board of Directors did not specifically adopt the $11,118,000 value placed on the Littlerock System by Strategis Financial Consulting, Inc., but the Board did consider the fact that the value determined by this appraisal firm was the closest of the three appraisals to the average of the three appraisals and concluded that this fact supported its fairness determination.

  In making its fairness determination, the General Partner's Board of Directors did not consider that Strategis' overall fair market value of the Littlerock System exceeds the sales price by $397,600 or that Strategis' "high" market value estimate exceeds the sales price by $1,428,226. Because it was the methodology for determining the sales price mandated by the Partnership Agreement, the General Partner's Board of Directors considered the fact that the sales price to be paid to the Partnership for the Littlerock System was determined by averaging three independent appraisals of the fair market value of the Littlerock System to be very persuasive evidence of the fairness of the proposed transaction. As provided in Section 2.3(b)(iv)(b) of the Partnership Agreement, the General Partner may purchase a cable television system from the Partnership if the price paid to the Partnership by the General Partner is determined by the average of three separate, independent appraisals of the cable television system to be sold. It does not provide that the purchase price shall be determined by the highest of the three appraisals. In light of this governing partnership agreement provision, the General Partner's Board of Directors did not consider offering the Partnership a sales price equal to Strategis' appraisal values. Whenever a sum is to be determined by the average of three values, there will be, by definition, values that are higher than and values that are lower than the average. This implies to the General Partner that such a process, agreed by all parties, is fair.

  The General Partner considered the fact that the $10,720,400 purchase price to be paid to the Partnership for the Littlerock System was determined by the average of three independent appraisals of the fair market value of the Littlerock System to be very persuasive evidence of the fairness of the proposed transaction. The General Partner reviewed and considered the three appraisals but it did not consider specific comparable transactions in reaching its conclusions that the values for the Littlerock System determined by the three appraisals are within the range of values seen in the marketplace for comparable cable television systems in similar condition. The General Partner is regularly engaged in the sale and/or purchase of cable television systems in the marketplace both for its own account and for the account of its various managed partnerships. It is the cumulative experience of the General Partner's management and Board of Directors in such transactions on which the fairness conclusions were based. The General Partner considered that the fair market valuations of the Littlerock System were done by respected industry appraisers using customary measures of value. Based upon the General Partner's knowledge of and experience in the cable television industry, and its review and consideration of the appraisals, it has concluded that the values for the Littlerock System determined by the three appraisals are fair and within the range of values seen in the marketplace for comparable cable television systems in similar condition.

  The $10,720,400 purchase price represents the current fair market value of the Littlerock System on a going concern basis. The $10,720,400 purchase price for the Littlerock System also compares favorably to the $5,484,175 net book value of the Littlerock System at March 31, 1998. The liquidation value of a cable television system, i.e., the sale of the system on other than a going concern basis, is not usually considered to be an accurate indicator of the value of a cable television system, primarily because the assets of a cable television system typically are worth less when considered separately than when considered as a going concern. The assets of a cable television system consequently are not normally sold or purchased separately. A fair market valuation of a system should, in the General Partner's view, be a valuation of the system as a going concern. The liquidation value of the Littlerock System therefore was not considered by the General Partner in reaching its determination of fairness.

  Because there has never been an established trading market for the Partnership's limited partnership interests, the General Partner does not have access to any reliable, official information about the historical or current market prices for the Partnership's limited partnership interests in the very limited secondary market where such interests from time to time have been sold. The General Partner believes that such secondary market deeply discounts the underlying value of the limited partnership interests due to their highly illiquid nature. Therefore, even if trading information were available, the historical or current market prices for the Partnership's limited partnership interests would not necessarily be indicative of the value of the Partnership's cable television system assets. For these reasons, the General Partner did not consider the historical or current market prices for the limited partnership interests when reaching its fairness determination.

  During the past several years, however, several limited partners of the Partnership who are not in any other way affiliated with the Partnership or with the General Partner conducted tender offers for interests in the Partnership at prices ranging from $165 to $190 per $500 limited partnership interest. The $41 per $500 limited partnership interest to be distributed to limited partners from the net proceeds of the Littlerock System's sale compares favorably to these tender offer prices, especially in light of the fact that the tender offer prices theoretically reflected the distribution made to limited partners from the Broward System sale ($262 per $500 limited partnership interest), the distribution made to limited partners from the Surfside System sale ($125 per $500 limited partnership interest) and the distribution to be made to limited partners from the sale of the Littlerock System.

  The fact that the Partnership has held the Littlerock System for a period beyond that originally anticipated was another important factor in the General Partner's fairness determination--the General Partner believes that the transaction is fair because a sale at this time will convert an illiquid investment into a liquid one for all limited partners. And the current state of the cable television industry also was considered by the General Partner in making its fairness determination because the General Partner believes that it is fair to investors that someone other than the Partnership take on the uncertainties and risks involved in continuing to own and operate the Littlerock System.

  The fairness of the transaction is also demonstrated in an analysis of certain of the terms and conditions of the purchase and sale agreement, which generally are more favorable to the Partnership than reasonably could be expected if the purchaser were not an affiliated company. There is no financing contingency to closing. Because of the General Partner's existing extensive knowledge about the Littlerock System, the Partnership has not been required to make many of the representations and warranties about the quality of the Littlerock System's tangible assets, the quantity of the Littlerock System's subscribers or the validity of the Littlerock System's intangible assets customarily found in cable television system transactions. The Partnership likely would have been required to give such representations and warranties to an unaffiliated party if the Littlerock System were being sold to an unaffiliated party. In addition, the Partnership is not required to indemnify the purchaser for defects discovered by the purchaser after the closing. This frees the Partnership from having to reserve a portion of the sale proceeds to cover typical indemnification obligations. The Partnership also will pay no brokerage fee in connection with the sale of the Littlerock System, which it likely would have paid if the Littlerock System were being sold to an unaffiliated party. This will result in more funds from the sale being available for distribution to the Partnership's limited partners.

  The General Partner is aware and considered that although consummation of this transaction will result in a distribution to the Partnership's limited partners of approximately $82 per $1,000 of limited partnership capital invested in the Partnership, there are several potential negative consequences of the transaction to limited partners. For example, the proposed sale will require the limited partners to recognize, for federal income tax purposes, a gain resulting from the sale. And although the three fair market valuations established by the independent appraisals took into account the present value of the projected future growth of the Littlerock System and the sales price (the average of the three appraisals) thus takes into account the present value of the projected future growth of the Littlerock System, the proposed sale will deprive the limited partners of an opportunity to participate in the actual future growth of the Littlerock System, if any. The General Partner nevertheless concluded that the cash distributions to the limited partners of the Partnership from the sale of the Littlerock System outweighed these consequences.

  As disclosed above, the proposed transaction is subject to various potential conflicts of interest arising out of the Partnership's relationships with the General Partner. Because the General Partner and its affiliates are engaged in the ownership and operation of cable television systems, they are generally in the market to purchase cable television systems for their own account. A potential conflict thus arises from the General Partner's fiduciary duty as general partner of the Partnership and its management's fiduciary duty to the General Partner's shareholders when it determines that one of the Partnership's cable television systems will be sold to the General Partner or one of its affiliates and not to an unaffiliated third party. This potential conflict of interest was disclosed to limited partners in the prospectus delivered to investors at the time of the public offering of interests in the Partnership. Prior to the Partnership's public offering, the General Partner entered into negotiations with certain state securities administrators as part of the process of clearing the offering in the "merit" states, i.e., those states that permit the sale of securities only if the state securities administrator deems the offering as a whole to be fair, just and equitable. Several of the merit state securities administrators focused on the potential conflicts of interest in the event that the Partnership were to sell one or more of its cable television systems to the General Partner or one of its affiliates. The General Partner agreed to include the provision in the Partnership Agreement that permits the Partnership to sell its cable television systems directly to the General Partner or one of its affiliates only after a three-year holding period and only if the General Partner or such affiliate pays a purchase price that is not less than the average of three separate independent appraisals of the particular cable television system being sold. The General Partner has concluded that the mechanisms for determining the purchase price to be paid to the Partnership provide sufficient procedural safeguards to minimize the effects of the potential conflicts of interest inherent in any such transaction. The fact that these procedures have been carried out in connection with the Partnership's proposed sale of the Littlerock System, together with the fact that the transaction also is conditioned upon receipt of the approval of the holders of a majority of the Partnership's limited partnership interests, enable the General Partner to conclude that the proposed transaction is both procedurally and financially fair to all partners.

  The directors of the General Partner who are not employees of the General Partner did not vote separately to approve the transaction, nor did the outside directors retain an unaffiliated representative to act solely on behalf of the limited partners for the purposes of negotiating the terms of the proposed sale of the Littlerock System and/or preparing a report concerning the fairness of the proposed sale. While the directors of the General Partner recognized that the interests of the General Partner and the limited partners may not in all respects necessarily be the same, they recognized also that the purchase price was determined in accordance with the terms of the Partnership Agreement, that is, by averaging three separate independent appraisals of the Littlerock System's fair market value. The members of the Board of Directors relied on the specific right of the General Partner under Section 2.3(b)(iv)(b) of the Partnership Agreement to purchase the Littlerock System. The members of the Board of Directors reviewed and considered the appraisals and, based upon their general knowledge of cable television system transactions undertaken by the General Partner and its affiliates and by unaffiliated cable television companies, concluded that the values for the Littlerock System determined by the appraisers were fair and were within the industry norms for comparable transactions. All 13 directors of the General Partner participated in the March 10, 1998 meeting to discuss and vote on the Partnership's sale of the Littlerock System to the General Partner. Each of Messrs. Glenn R. Jones, James B. O'Brien, Josef J. Fridman, Robert Kearney, Siim A. Vanaselja, James J. Krejci, William E. Frenzel, Donald
L. Jacobs, Howard O. Thrall, Robert E. Cole, Raphael M. Solot, Sanford Zisman and Robert B. Zoellick voted to approve the transaction. No director of the General Partner raised any questions or expressed any reservations about the fairness of the transaction to the limited partners of the Partnership.

  It is anticipated that if the proposed transaction is not consummated, the General Partner's current management team will continue to manage the Littlerock System on behalf of the Partnership until such time as the Littlerock System could be sold. No other alternatives have been or are being considered.

THE APPRAISALS

  At regular intervals during the holding period, the General Partner obtained appraisals of all of the Partnership's cable television systems so that the General Partner could fulfill its obligation of reporting the Partnership's asset values to trustees and custodians of qualified plans that own limited partner interests in the Partnership. These appraised values also have been reported to all investors in the quarterly and annual reports mailed to limited partners with copies of the Partnership's periodic reports on Forms 10-Q and 10-K. The most recent appraisal of the Littlerock System done prior to the General Partner's decision to buy the system from the Partnership was done as of July 31, 1997 by Strategis Financial Consulting, Inc., which valued the Littlerock System as of such date at $10,579,000. This old appraisal was not used by the General Partner's management in determining the sales price that the General Partner would offer for the Littlerock System and it was not considered by the General Partner's Board of Directors in making its fairness determinations.

  In determining the price that the General Partner would offer for the Littlerock System, in January 1998 the General Partner retained Strategis Financial Consulting, Inc., Bond & Pecaro, Inc. and Waller Capital Corporation to prepare separate appraisals of the fair market value of the Littlerock System as of December 31, 1997. Each of the appraisers were asked to determine the cash price a willing buyer would give a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts, in an arm's-length transaction to acquire the Littlerock System. Upon receipt of the three appraisal reports, management of the General Partner examined each of them and discussed among themselves the merits of the appraisals' assumptions, methodologies and conclusions, and, based on their experience in and knowledge of the cable television industry, they found each of them to be fair and reasonable. The appraisal reports were then submitted to the Board of Directors of the General Partner for review. As disclosed above, the Board of Directors of the General Partner unanimously approved the transaction based upon a price determined by averaging these three appraisals.

  The written appraisal reports are available for inspection and copying at the offices of the General Partner during regular business hours by any interested limited partner of the Partnership or by his or her authorized representative. Copies of such appraisals will be mailed by the General Partner to any interested limited partner or to his or her authorized representative upon written request to the General Partner at the expense of the requesting limited partner. Copies of these three appraisals also have been publicly filed with the Securities and Exchange Commission and may be inspected at the Commission's public reference facilities and at its World Wide Web site.

  The General Partner provided each of the appraisers with the same current and historical profit and loss statements for the Littlerock System and with the same current subscriber reports. The appraisers also gathered information about the Littlerock System's subscribers, channel line-up, technology, cable plant, penetration rates and the local economy from questionnaires that each individual appraisal firm prepared and provided to the general manager of the Littlerock System and from conversations with the Littlerock System's management team. From this information, the appraisers used their independent analyses to project cash flow, determine growth of homes passed, the Littlerock System's future penetration and possible rate adjustments. The appraisals thus reflect the application of the appraisers' expertise to the data about the Littlerock System supplied by the General Partner.

  The General Partner's $10,720,400 offer for the Littlerock System was based on the three separate, independent appraisals of the Littlerock System prepared by Strategis Financial Consulting, Inc., Bond & Pecaro, Inc. and Waller Capital Corporation as of December 31, 1997. Strategis Financial Consulting, Inc. concluded that the Littlerock System's overall fair market value as of December 31, 1997 was $11,118,000. Bond & Pecaro, Inc. concluded that the Littlerock System's overall fair market value as of December 31, 1997 was $11,092,200. Waller Capital Corporation concluded that the Littlerock System's overall fair market value as of December 31, 1997 was $9,951,000.

  The General Partner believes that the three appraisals were current as of March 10, 1998, the date that the General Partner's Board of Directors made its fairness determination and the date on which the purchase and sale agreement was executed. In the General Partner's view, the assumptions regarding system operations and the cable television system marketplace underlying the three appraisals have generally remained unchanged since the date of the appraisals.

 The Strategis Appraisal

  Strategis Financial Consulting, Inc. ("Strategis") has served the communications industry for nearly 30 years. Its team of financial, engineering and managerial professionals devotes a substantial portion of its time to the appraisal of cable television systems, cellular telephone systems, paging systems, mobile radio and broadcast stations. Strategis was selected by the General Partner to render an opinion as to the fair market value of the Littlerock System in light of such overall qualifications. No limitations were imposed with respect to the appraisal to be rendered by Strategis. The firm was selected by the General Partner to prepare an independent appraisal of the Littlerock System because of the General Partner's familiarity with the firm and its good reputation in the cable television industry. Strategis has prepared independent appraisals of other cable television systems owned and/or managed by the General Partner. The principals of Strategis are not affiliated in any way with the General Partner.

  Strategis used five generally accepted cable television valuation methods using the income approach to valuation in establishing the range of fair market values of the Littlerock System as a going concern. The first method used a multiple of 1997's operating income derived from comparable asset values of privately held and publicly traded cable companies. The second method used a lower multiple of the Littlerock System's December 1997 operating income annualized. The third method applied a slightly lower multiple of 1998's projected operating income. The fourth method was a discounted net cash flow analysis in which a purchase price (estimated fair market value) was calculated to achieve a target after-tax return on equity, given particular operating and financing assumptions unique to the Littlerock System's assets. The fifth method was a discounted cash flow analysis that measured the net present value of the pre-tax operating cash flows (less capital expenditures, plus the residual value of the Littlerock System) that represent the return on total investment. For each valuation method, Strategis established a "high" and a "low" estimated fair market value.

  The first valuation method used a multiple of 1997's operating income of the Littlerock System derived from comparable asset values of certain cable companies. The cable companies used to generate baseline values for this methodology included Adelphia Communications Corporation, Cablevision Systems Corporation, Century Communications Corp., Comcast Corporation, Cox Communications, C-TEC, EW Scripps, Grupo Televisa, Knight-Ridder, Media General, TCA Cable TV, Inc., Telecommunications, Inc., Time Warner, United International Holdings, US West MediaOne Group, the Washington Post and the General Partner. Strategis determined, based upon its expertise and knowledge of the cable television industry, a "low" multiple of 9.5 and a "high" multiple of 10.5, concluding that a system comparable to the Littlerock System would be unlikely to sell for less than 9.5 times its past year's operating income and would be unlikely to sell for more than 10.5 times its past year's operating income. These operating income multiples were determined based upon several factors. First, the "pre-determined target returns on equity" developed in connection with the fourth valuation method discussed below were examined for the implied capitalization rate. The capitalization rate is the inverse of the valuation multiple. The basic equation supporting a valuation multiple is a fraction, with one being the numerator and the rate of return minus the growth rate being the denominator. For the rates of return, Strategis refers to the "predetermined (pre-tax) target returns on equity" calculated as follows:

                              12%/(l-.34) = 18.2%

                              14%/(l-.34) = 21.2%

For the rate of growth estimate, Strategis examined projected growth in the Littlerock System's operating income over the projection term. The average annual growth rate in operating cash flow is approximately 8 percent on Strategis' model. The inverse of the capitalization rate implies multiples of:

                                 1
                            ------------
                            (18.2%-8.0%)  =  9.8 high

                                 1
                            ------------
                            (21.2%-8.0%)  =  7.6 low

These calculated multiples were then adjusted by Strategis based on its experience in the cable television industry. According to Strategis, in its judgment, the implied high and low multiples, if applied to trailing twelve months operating cash flow, would not provide an adequate estimate of value for a mature cable system such as the Littlerock System. The multiples ultimately used by Strategis in its first valuation method, 9.5 and 10.5, as adjusted from the capitalization rate approach, in Strategis' judgment appropriately reflect the value of the Littlerock System. This method resulted in an estimated fair market value ranging from a low of $10,991,614 to a high of $12,148,626 for the Littlerock System.

  The second valuation method used a lower multiple of the Littlerock System's December 1997 operating income annualized. Strategis determined, again based on its expertise and knowledge of the cable television industry, a "low" multiple of 9 and a "high" multiple of 10, concluding that a system comparable to the Littlerock System would be unlikely to sell for less than 9 times the dollar amount of its annualized current month's operating income and would be unlikely to sell for more than 10 times the dollar amount of its annualized current month's operating income. These multiples are slightly lower than those used in the previous methodology because of the increased risk and time factors involved in using current as compared to historical information. This method resulted in an estimated fair market value ranging from a low of $10,637,832 to a high of $11,819,813 for the Littlerock System.

  The third valuation method applied a slightly lower multiple of 1998's projected operating income of the Littlerock System. For this valuation, Strategis first estimated, through its own analyses of current financial and operating data provided by the General Partner, 1998's operating income for the Littlerock System. The projection of 1998's operating income for this third valuation method is the sum derived by subtracting projected operating expenses from projected revenues of the Littlerock System to be generated during the first twelve months following the valuation date. Strategis projected growth in residential service revenue based on previously established or reasonably foreseeable patterns of growth in the marketplace and plant facilities (homes passed); the subscriber base; the amount of programming to be sold to subscribers and the rates charged for programming, associated equipment rentals and service installations. Strategis projected revenue for commercial accounts to increase at a steady but lower rate than residential revenue, while advertising revenue was projected based on Strategis' estimates of the long term potential growth for local advertising in the Littlerock System's market. Operating expenses were projected by Strategis based on the Littlerock System's actual historical expenses and Strategis' familiarity with cable system operating expenses typical for a system of the Littlerock System's size. Line item expenses within the technical-operations, general and administrative, sales and marketing, and programming departments were examined and projected based on their relationship to the number of subscribers or plant miles, whichever was appropriate, and included a general inflation component. Based on its expertise and knowledge of the cable television industry, Strategis set a "low" multiple of 8.5 and a "high" multiple of 9.5 concluding that a system comparable to the Littlerock System would be unlikely to sell for less than
8.5 times the system's projected operating income for the following year and would be unlikely to sell for more than 9.5 times the system's projected operating income for the following year. These multiples are slightly lower than those used in the previous methodologies because of the increased risk and time factors involved in using projected as compared to historical and current information. This method resulted in an estimated fair market value ranging from a low of $10,981,999 to a high of $12,273,999 for the Littlerock System.

  The fourth valuation method was a discounted net cash flow analysis in which a purchase price (estimated fair market value) was calculated to achieve a target after-tax return on equity given particular operating and financing assumptions specific to the Littlerock System. This method involved the use of projected operations for the Littlerock System and a pre-determined target return on equity for a hypothetical buyer. Strategis used the Capital Asset Pricing Model ("CAPM") as a guide in developing discount rates used in the discounted cash flow model for the fourth valuation method. The CAPM was developed to estimate the rate of return on equity that would be required by investors to take on the risk of a given investment. Strategis used the CAPM in conjunction with observations of actual market transactions and its judgment. The following illustrates use of the CAPM and the support it provided for the "pre-determined target return on equity" used to value the Littlerock System.

  To estimate a "pre-determined target return on equity" for the CAPM, Strategis examined movements in stock prices over 1996 and 1997 of the same cable television multiple system operators that it examined in determining the multiples for the first valuation method discussed above. The movements in individual stock prices were compared to movements in the stock market as a whole, as indicated by the price of the Standard & Poor's 500 stock index. The extent to which movements in a particular stock are related to movements in the market overall is reflected in the stock's "beta." Strategis calculated individual betas for the above-listed cable television multiple system operators. Average and median betas for the entire group were then multiplied by the "equity risk premium," which measures the additional return to equity investors over and above the return to holders of non-equity investments. The risk-free rate of investment is then added to determine the required equity return of the investment. The equation is as follows:

   Beta* (Equity Risk Premium) + Risk-Free Rate = Required Return on Equity

  In doing this analysis, Strategis found that the average beta for the group of companies it examined was 1.06 and that the median beta for this same group of companies was 1.11. It determined that the equity risk premium was 12.7 percent based upon average annual premiums over 1988 to 1997 as calculated in Ibbotson Associates' Stocks, Bonds, Bills and Inflation (SBBI) Yearbook 1998. Strategis also found that the risk-free rate was 5.7 percent, which was the yield on intermediate term government bonds as of December 1997. This statistic was derived from the SBBI Yearbook 1998. The calculations are as follows:

            (1.06* 12.7%) + 5.7% = 19.2% Required Return on Equity

            (1.11* 12.7%) + 5.7% = 19.8% Required Return on Equity

  Strategis then multiplied these rates by 1 minus the tax rate to calculate the after-tax required return on equity rates as follows:

                            19.2%* (1-.34) = 12.7%

                            19.8%* (1-.34) = 13.1%

Based on Strategis' professional judgment, in Strategis' opinion these calculations provide reasonable support for the use of 12% as the high and 14% as the low after-tax "pre-determined target returns on equity."

  Based on system information made available to Strategis by the General Partner and on information generally available to Strategis about the cable television industry, the firm made assumptions and projections of a variety of factors that will affect future cash flow including housing growth, plant mileage, growth in the number of subscribers for basic and pay television, adjustments in subscriber rates, increases in operating expenses and capital expenditures. Strategis also made specific assumptions concerning the capital structure that a typical, prudent buyer might experience, as well as the probable interest rates that would be applicable in connection with any debt financing that might be incurred. Strategis did a "high" and a "low" analysis. In its "high" analysis, Strategis projected that the Littlerock System's revenues would grow from $2,730,899 in 1998 to $3,919,943 in 2004; that the Littlerock System's operating expenses would grow from $1,438,899 in 1998 to $1,911,846 in 2004; and that net loss of $444,404 in 1998 would decrease to become net income of $57,859 in 2004. In Strategis' "low" analysis, revenues and operating expenses are projected to increase to the same levels by 2004, but net loss of $413,624 in 1998 is projected to become net income of $79,676 in 2004. Strategis projected that the Littlerock System would add approximately 2.5 to 3 miles of cable plant per year between 1998 and 2004, resulting in growth of the Littlerock System's cable plant from 230 miles in 1997 to 250 miles in 2004. Strategis projected that the number of homes passed by the Littlerock System would grow from 8,184 in 1997 to 8,862 in 2004. Strategis projected that basic subscribers would grow from 5,672 in 1997 to 6,363 in 2004. Strategis projected basic penetration of the Littlerock System increasing from 70.3 percent in 1998 to 71.8 percent in 2004. Strategis projected that premium television subscriptions would grow from 4,017 in 1997 to 4,157 in 2004. Strategis estimated that the Littlerock System would take moderate rate increases between 1998 and 2004, with, for example, a 4 percent increase in basic rates in 1998 and 1999 and 3 percent increases in basic rates each year thereafter, and a 4 percent increase in expanded basic rates in 1998 and 2000, a 7 percent increase in such rates in 1999 and a 3 percent increase in such rates each year thereafter. Strategis estimated that rate increases for pay television subscriptions would average 1 percent per year after a 15 percent increase in 1998. Strategis estimated that rate increases for converter rentals and installations would average 3 percent per year. These projections, if true, would result in an increase in basic rates from $14.37 in 1998 to $17.24 in 2004, and an increase in the rates for the expanded basic tier from $13.10 in 1998 to $16.43 in 2004. As explained in the preceding paragraphs, the "low" value was determined using a 14 percent return on equity and the "high" value was determined using a 12 percent return on equity. This method resulted in an estimated fair market value ranging from a low of $10,452,720 to a high of $11,338,789 for the Littlerock System.

  The fifth valuation method was a discounted cash flow analysis that measured the net present value of the pre-tax operating cash flows (less capital expenditures, plus the residual value of the Littlerock System) that represent the return on the total investment rather than those that could result from an assumed "purchase" with a pre-determined debt to equity ratio. The same set of financial projections that the firm prepared and used in the fourth valuation methodology were used for growth in subscribers, revenues, operating expenses and capital expenditures. The projected pre-tax operating cash flows for the Littlerock System, plus the last-year residual value of the Littlerock System less capital expenditures, were discounted to the present time at an acceptable current cost of money. This method indicated the present value of the future pre-tax operating cash flows, using an acceptable discounted factor based on the weighted average cost of money. The "high" value was determined using a 15.1 percent target return on investment and the "low" value was determined using a 16.6 percent target return on investment. This method resulted in an estimated fair market value ranging from a low of $10,456,733 to a high of $11,282,266 for the Littlerock System.

  Strategis' valuation methodologies resulted in differing values for the Littlerock System. The reason for this is grounded in the basic approach that the firm takes. The five different methods allow five different views of a system's value. The first method looks at past performance, but allows nothing for future performance. The second method looks at the system as it is as of the date of the appraisal. The third method looks at the system's projected operating income in the first year following the date of the appraisal. Both discounted cash flow methods fully consider the future value of the system by recognizing projected operating income and expenses, including capital expenditures. Based upon all of the available information about a system being appraised, the appraiser decides how to weight each of the five methods. The final estimated fair market value is not a straight average of all of the methods. Although the weighting is not shown in the appraisal report, Strategis generally prefers the discounted cash flow methods since they consider a broader range of factors that represent all sources of value, present and future. Strategis accordingly generally gives greater consideration to the discounted cash flow methods in its final judgment concerning the fair market value of a cable television system. Strategis' conclusions as to the range of values were based upon information and data supplied by the General Partner, Strategis' onsite inspection of the Littlerock System in January 1998, interviews with the Littlerock System's onsite management team and general cable television industry information. The fair market value appraisal of $11,118,000 reached by Strategis was based on the various valuations generated by it, and Strategis' general knowledge and expertise in the cable television industry.

  As compensation for rendering an opinion as to the fair market value of the Littlerock System, the General Partner paid Strategis a fee of $7,800. Such fee was not contingent upon the conclusion reached by Strategis in its opinion. As compensation for rendering opinions as to the fair market value of other cable television systems owned and/or managed by the General Partner and its affiliates, and completing the analysis of the allocations of purchase prices between tangible and intangible assets for various cable television systems owned and/or managed by the General Partner and its affiliates, Strategis has received fees and expense reimbursements totaling $288,621 during the two years ended December 31, 1997.

 The Bond & Pecaro Appraisal

  Bond & Pecaro, Inc. ("Bond & Pecaro") is a consulting firm specializing in valuations, asset appraisals and related financial services for the communications industry. The firm has appraised assets of more than 1,500 media properties. Bond & Pecaro was selected by the General Partner to render an opinion as to the fair market value of the Littlerock System in light of such overall qualifications and because of the firm's good reputation in the industry. No limitations were imposed with respect to the appraisal to be rendered by Bond & Pecaro. Bond & Pecaro has prepared independent appraisals of other cable television systems owned and/or managed by the General Partner. The principals of Bond & Pecaro are not affiliated in any way with the General Partner.

  Bond & Pecaro used both the income and the market methodologies to determine the fair market value of the Littlerock System as of December 31, 1997. The firm developed a discounted cash flow analysis to determine the value of the Littlerock System based upon its economic potential. Bond & Pecaro noted that it is generally accepted that the value of a telecommunications business such as a cable television system lies in the fact that it is a "going concern." That is, a cable system's value reflects the revenues and, ultimately, the after-tax cash flow that the business may reasonably be expected to generate over a period of years. The potential resale value of the business at the end of that period is also an important factor in the valuation of such properties. Bond & Pecaro noted that a number of factors contributed to going concern value, including the formation of a business plan, the construction of the system headend facility, the development of a functional general, administrative and technical organization, the establishment of a sales and marketing organization and the coordination of all of these functions into a well-defined and efficient operating organization. As described below, Bond & Pecaro's discounted cash flow model incorporates variables such as capital expenditures, homes passed by the system, basic penetration, paid penetration, system revenue projections, anticipated system operating expenses and profits and various discount rates. The variables in the analysis reflect historical system and market growth trends as well as anticipated system performance and market conditions. The capital expenditures provision reflects the amount of investment that Bond & Pecaro projected will be required to expand and maintain a competitive cable television business in the Littlerock, California area. Bond & Pecaro's discounted cash flow projection period of ten years was deemed by the firm to be an appropriate time horizon for the firm's analysis because cable operators and investors typically expect to recover their investments within a ten-year period. Thus, it was over this period that projections regarding market demographics, system basic and pay penetration, and operating profit margins were made by Bond & Pecaro. Bond & Pecaro looked at the ten year period to project household growth in the Littlerock area, anticipated market penetration percentages and system operating performance expectations in order to project the Littlerock System's operating profits during the next ten years. The firm deducted income taxes from the projected operating profits to determine after-tax net income. Depreciation and amortization expenses were added back to the after-tax income stream and projected capital expenditures were subtracted to calculate the Littlerock System's net after-tax cash flow. Bond & Pecaro then adjusted the stream of annual cash flow to present value using a discount rate the firm deemed appropriate for the cable television industry. To determine the Littlerock System's residual value at the end of the ten-year projection period, Bond & Pecaro applied an operating cash flow multiple of 11 to the system's 2007 operating cash flow projection. In Bond & Pecaro's opinion the terminal value represents the hypothetical value of the system at the end of the projection period and the net terminal value was discounted to present value. The results of Bond & Pecaro's analysis indicated to the firm that the value of the Littlerock System as of December 31, 1997 was $11,092,200. In order to verify the results of the discounted cash flow analysis, as described below, Bond & Pecaro also utilized a comparable sales approach, relying upon an analysis of subscriber multiples. The results of this analysis supported the firm's conclusions about valuation resulting from application of the income approach.

  Bond & Pecaro reported that the initial parameter upon which its discounted cash flow projection was based was homes passed. Two factors affect the number of homes passed: new plant construction and household growth. In preparing its projection, Bond & Pecaro assumed that the number of households in the Littlerock System's franchise area will increase at a rate equivalent to the average growth projected for the areas served by the system as a whole, or approximately 0.7 percent per year. Bond & Pecaro concluded that the basic penetration rate would grow gradually over the 10-year projected period from the current 69.5 percent to approximately 71.2 percent by 2007. The firm projected that pay penetration of the Littlerock System will increase from a level of 72.6 percent in December 1997 to approximately 90.6 percent by 2007. Bond & Pecaro concluded that due to regulatory and competitive restrictions, service rates for basic and expanded basic services are expected to grow with inflation while premium channel service rates are expected to remain relatively flat throughout the 10-year projected period. Bond & Pecaro estimated that pay-per-view service revenue will increase at a 42.5 percent annual rate for the years 1998 through 2002 and at an 11 percent annual rate thereafter, that commercial advertising revenue will increase at a 19.0 percent annual rate through 2002 and at a 10 percent annual rate thereafter, and that annual installation revenue would remain constant during the projection period. The firm concluded that equipment rental revenues as well as other revenues also should increase by 9 percent annually through 2007. Bond & Pecaro concluded that total system revenues would increase from $2,700,000 in 1998 to $4,800,000 in 2007. For purposes of its appraisal, Bond & Pecaro assumed that the Littlerock System would maintain an operating profit margin of 45.1 percent, which was the system's operating profit margin in 1997. Bond & Pecaro used an estimated tax rate of 41.0 percent to project the taxable income of the Littlerock System because the estimated rate reflects the combined federal, state and local tax rates in effect on December 31, 1997. Depreciation expense for each year was determined using the MACRS schedule for 5, 7, 15 and 39 year property based upon the reported cost of fixed assets present at the Littlerock System. Subsequent annual capital expenditures were estimated to approximate 5 percent of the cost of the fixed assets of the Littlerock System as of December 31, 1997. Supplemental provisions were made to incorporate projections of capital expenditures associated with the conversion to digital television.

  Bond & Pecaro then determined the net after-tax cash flow for the Littlerock System. After taxes were subtracted from the system's taxable income, non-cash depreciation expenses were added back to net income to yield after-tax cash flow. From the after-tax cash flow, the provision for subsequent capital expenditures was deducted to calculate the net after-tax cash flows. Bond & Pecaro used a discount rate of 12 percent to calculate the present value of the net after-tax cash flows. In order to account for the risks associated with investments in the cable television industry and in the Littlerock System in particular, Bond & Pecaro added a premium to a base discount rate to develop the 12 percent rate employed in its analysis. Bond & Pecaro then applied a multiplier of 11 to the Littlerock System's 2007 operating cash flow. Bond & Pecaro's appraisal noted that multiples used in the valuation of cable television systems of a type similar to the Littlerock System range from 8 to 12 times operating cash flow, depending on market conditions and a system's profit potential. Bond & Pecaro noted also that exceptional circumstances will warrant multiples outside of this range. The appraisal report indicated that the selected multiple of 11 was used to estimate the value of the system at the end of the investment period. According to Bond & Pecaro, this multiple reflects the state of the market for cable television systems as of December 31, 1997, tempered by the economic conditions of the system's franchise service area, the uncertainty introduced by re-regulation of the cable television industry and the prospects for increased competition from wireless cable companies and direct broadcast satellite operators. The 10-year discounted cash flow projection of Bond & Pecaro yielded a value of $11,092,200 for the Littlerock System.

  In order to correlate this statistical valuation with the realities of the marketplace, Bond & Pecaro analyzed the sale of four comparable cable television systems that took place in 1997. The sales examined by Bond & Pecaro were selected based upon their comparability to the Littlerock System. The four cable television system transactions examined by Bond & Pecaro were:
(i) the sale of the Jonesboro, Arkansas cable television system by one unaffiliated cable television system operator to another for a sales price of $41,000,000 or a price per subscriber of $2,000, (ii) the sale of the Anderson, South Carolina cable television system by one unaffiliated cable television system operator to another for a sales price of $31,000,000 or a price per subscriber of $1,934, (iii) the sale of the Auburn, New York cable television system by one unaffiliated cable television system operator to another for a sales price of $28,000,000 or a price per subscriber of $1,958, and (iv) the sale of cable television systems in Connecticut and New Hampshire by one unaffiliated cable television system operator to another for a sales price of $30,000,000 or a price per subscriber of $1,954. Bond & Pecaro determined that the average price per subscriber paid for the four comparable cable television systems sales was approximately $1,962. As noted above, Bond & Pecaro's discounted cash flow model concluded that the Littlerock System's overall fair market value was $11,092,200. This $11,092,200 value reflects a price of approximately $1,955 per subscriber, which Bond & Pecaro judged to be consistent with prevailing subscriber multiples of comparable sales in 1997.

  A representative of Bond & Pecaro consulted with system management regarding market factors and system-specific issues that impacted the value of the system's tangible and intangible assets. Specific data provided by the system and the General Partner included historical audited financial statements, operating statistical summaries, system technical data, market demographic data and related materials. Other sources consulted in the preparation of the appraisal included industry factbooks, government publications and similar reference materials. Bond & Pecaro also relied upon information furnished by the Littlerock System's management relating to the age, condition and adequacy of the system's physical plant.

  As compensation for rendering an opinion as to the fair market value of the Littlerock System, the General Partner paid Bond & Pecaro a fee of $10,375. Such fee was not contingent upon the conclusions reached by Bond & Pecaro in its opinion. As compensation for rendering opinions as to the fair market value of other cable television systems owned and/or managed by the General Partner and its affiliates, Bond & Pecaro has received fees totaling $17,098 during the two years ended December 31, 1997.

 The Waller Appraisal

  Waller Capital Corporation ("Waller") is a firm specializing in financial services and asset appraisals for the telecommunications industry. Waller was selected by the General Partner to render an opinion as to the fair market value of the Littlerock System in light of its overall qualifications and because of the firm's good reputation in the cable television industry. No limitations were imposed with respect to the appraisals to be rendered by Waller. Waller has prepared independent appraisals of other cable television systems owned and/or managed by the General Partner. Neither Waller nor any of its representatives have any active or contemplated direct interest in the General Partner, in any of its managed partnerships or in any of its affiliates, except for incidental shareholdings in the General Partner, which is a publicly traded company.

  In arriving at its opinion as to the fair market value of the Littlerock System, Waller utilized audited and unaudited financial statements, visited the Littlerock System, met with the management of the General Partner to discuss the Littlerock System's business, current operations and prospects, analyzed published financial and operating information and prospects, analyzed published financial and operating information considered by Waller to be comparable or related to the Littlerock System, and made other financial studies, analysis and investigations as Waller deemed appropriate. Waller indicated in its report that the primary purpose of its valuation was to arrive at the fair market value of the Littlerock System, with fair market value defined as the amount at which a property would change hands between a willing buyer and a willing seller when neither is acting under compulsion and when both have reasonable knowledge of the relevant facts. The valuation was determined on a cash-for-assets basis.

  Numerous elements, both quantitative and qualitative, were factored into Waller's valuation. Waller concluded that the Littlerock System has attractive demographics with, for example, average household income in the area served by the system being significantly higher than the national average. Waller also noted that due to the technical profile of the largest employers in the Littlerock area (aerospace and defense), the residents of the area are also highly educated. The firm further noted that the Littlerock area has experienced substantial growth in households, with the area's households expected to grow over 3.5 percent per year from 1997 to 2000. Waller also concluded that the technical condition of the system at 550 Mhz capacity will be sufficient for the Littlerock market for the near future. On the negative side, Waller noted that while there is no current wireless competition to the Littlerock System, there exists the potential of wireless competition due to the Littlerock area's flat geography. Waller also noted that the local economy, while increasingly diversified, still is heavily dependent on the aerospace and defense industries and a downturn in either of these industries could negatively impact system revenues.

  The general methodology of Waller's appraisal was to evaluate the discounted cash flow stream generated by the Littlerock System over a ten-year period (1998 to 2007), applying all relevant market and economic factors. Waller's ten-year projections were prepared using information provided by the General Partner together with Waller's industry estimates. Waller developed its projections through on-sight due diligence, a review of the Littlerock System's 1998 operating budget prepared by the General Partner, other operating and subscriber data and projections and demographic data relating to the Littlerock System's service area. A sale was assumed to occur in the tenth year (2007) of the discounted cash flow model. The cash flow sales multiple selected reflected the long-term prospects for cash flow growth and the cash flow quality of the Littlerock System. The multiple selected also accounted for the presumed technical condition of the Littlerock System at 2007. The multiple selected was applied against the full tenth year cash flow. Waller's analysis utilized a discount rate of 14 percent derived from Waller's weighted average cost of capital ("WACC") model. The discount rate was commensurate with a probable buyer's capital structure, operating risk and other factors associated with the operations of the Littlerock System. The discount rate used was consistent with the WACCs for an average cable buyer, private or public, and adjusted for certain factors such as size, liquidity, leverage and risk associated with a typical cable system buyer. The cable companies used to generate the WACC model were Adelphia Communications Corporation, Comcast Corporation, Cox Communications, Century Communications Corp., Cablevision Systems Corporation, TCA Cable TV, Inc., Telecommunications, Inc., Time Warner and US West MediaOne Group.

  Like Strategis and Bond & Pecaro, Waller developed its discounted cash flow model based upon its own assumptions about the Littlerock System. Waller projected that homes passed growth would be approximately 1 percent per year over the ten year projection period, growing from 8,321 homes passed in 1998 to 9,100 homes passed in 2007. Waller projected that system plant miles would grow from 208 in 1998 to 228 in 2007. Waller concluded that subscriber growth would range from 0.7 percent to 2.7 percent in any particular year and that, as a result, subscribers would grow from 5,825 in 1998 to 6,370 in 2007. Waller projected growth in the number of pay units generally averaging
1 percent per year during the ten year projection period, with pay units increasing from 4,200 in 1998 to 4,593 in 2007. Waller also examined growth in rates charged to subscribers, concluding that basic service rates would grow from $26.98 in 1998 to $37.49 in 2007. Waller concluded that rates for pay programming would increase approximately 2 percent per year, with rates increasing from $7.70 in 1998 to $9.20 in 2007. Waller concluded that total system revenue would increase from $2,891,000 in 1998 to $4,395,000 in 2007, with growth in basic service revenues the primary reason for such increase. Waller also included that total operating expenses would grow from $1,481,000 in 1998 to $2,471,000 in 2007. Because Waller concluded that expenses would increase at a slightly higher rate than revenue, Waller concluded that the Littlerock System's cash flow would grow less dramatically, from $1,409,000 in 1998 to $1,923,000 in 2007.

  Waller's analysis was further supported by comparable system sales. Waller examined specific transactions to determine if an appropriate multiple of cash flow could be derived from current market information. Waller examined multiples from announced and completed cable television transactions in 1996 and 1997, relying upon data from transactions executed by Waller, from Paul Kagan & Associates, Inc. and from general industry information sources. Waller acknowledged that comparable sales data is difficult to generalize from because of the variability of factors such as system size, growth prospects, penetration, location, demographics, technical system condition and franchise terms, which information often is not publicly available. Given these limitations, Waller is of the opinion that comparable sales data offers only an approximation of factors that help devise a fair market value and is used as a reasonableness test of the discounted cash flow approach to value.

  For its comparable system sales analysis, Waller examined transactions involving cable television systems of similar size and characteristics to the Littlerock System. Waller examined five transactions that occurred in 1997 and seven transactions that occurred in 1996. The five cable television system transactions examined by Waller from 1997 were: (i) the sale of the Shelbyville, Tennessee cable television system by one unaffiliated cable television system operator to another for a sales price of $20,000,000 or a price per subscriber of $1,726, (ii) the sale a Florida system by one unaffiliated cable television system operator to another for a sales price of $4,000,000 or a price per subscriber of $2,000, (iii) the sale of the Sun City, California cable television system by one unaffiliated cable television system operator to another for a sales price of $13,000,000 or a price per subscriber of $1,342, (iv) the sale of the Oak Creek, Arizona cable television system by one unaffiliated cable television system operator to another for a sales price of $5,000,000 or a price per subscriber of $1,452, and (v) the sale of the Clearlake, California cable television system by one of the General Partner's managed partnerships to an unaffiliated cable television system operator for a sales price of $21,000,000 or a price per subscriber of $1,237. The seven 1996 cable television system transactions examined by Waller were: (i) the sale of the Palm Coast, Florida cable television system by one unaffiliated cable television system operator to another for a sales price of $30,000,000 or a price per subscriber of $2,970, (ii) the sale of the Nogales, Arizona cable television system by one unaffiliated cable television system operator to another for a sales price of $12,000,000 or a price per subscriber of $1,438,
(iii) the sale of the Picken City, South Carolina cable television system by one unaffiliated cable television system operator to another for a sales price of $8,000,000 or a price per subscriber of $1,867, (iv) the sale of the Kern County, California cable television system by one unaffiliated cable television system operator to another for a sales price of $11,000,000 or a price per subscriber of $1,657, (v) the sale of a cable television system serving a portion of San Francisco, California by one unaffiliated cable television system operator to another for a sales price of $20,000,000 or a price per subscriber of $1,593, (vi) the sale of several small systems in California by one unaffiliated cable television system operator to another for a sales price of $21,000,000 or a price per subscriber of $1,891 and (vii) the proposed sale of the Roseville, California cable television system by one of the General Partner's managed partnerships to an unaffiliated cable television system operator for a sales price of $31,000,000 or a price per subscriber of $1,738. Waller determined that the average price per subscriber paid for the comparable cable television system sales was approximately $1,938 and a cash flow multiple of 8.7. Waller concluded that this comparable sales analysis supported and validated Waller's discounted cash flow analysis, which resulted in an aggregate value for the Littlerock System of $1,754 per subscriber and a
8.7 times 1997 cash flow multiple.

  Based on its various analyses and investigations of the Littlerock System, Waller concluded that the fair market value of the Littlerock System as of December 31, 1997 was $9,951,000.

  As compensation for rendering an opinion as to the fair market value of the Littlerock System, the General Partner paid Waller a fee of $15,213. Such fee was not contingent upon the conclusion reached by Waller in its opinion. Waller received no fees from the General Partner and its affiliates during the two years ended December 31, 1997.

COSTS OF THE TRANSACTION

  The following is a reasonably itemized estimate of all expenses incurred or to be incurred in connection with the proposed sale of the Littlerock System, all of which will be paid by the General Partner, including without limitation the cost of soliciting the votes of the holders of limited partnership interests:

            Filing fees                      $ 2,144
            Legal fees                       $10,000
            Accounting fees                  $10,000
            Appraisal fees                   $33,387
            Printing costs                   $60,000
            Postage and miscellaneous costs  $20,000

                            PROPOSED SALE OF ASSETS

THE PURCHASE AND SALE AGREEMENT

  Pursuant to the terms and conditions of a purchase and sale agreement dated as of March 10, 1998 (the "Purchase and Sale Agreement") by and between the Partnership as seller and the General Partner as purchaser, the Partnership agreed to sell the Littlerock System to the General Partner or to a subsidiary of the General Partner. The General Partner has assigned its rights and obligations as purchaser to Jones Communications of California, Inc., an indirect wholly owned subsidiary. The purchaser intends to finance the acquisition of the Littlerock System using cash on hand and borrowings available under credit facilities dated as of October 29, 1996 among Jones Cable Holdings II, Inc., as the borrower, and several lenders, including The Bank of Nova Scotia, NationsBank of Texas, N.A. and Societe Generale as the managing agents. The maximum amount available under the credit facilities is $600 million. One $300 million facility reduces quarterly beginning March 31, 2000 through the final maturity date of December 31, 2005 and the lenders' revolving commitment under the other $300 million facility terminates on October 27, 1998, at which time any outstanding borrowings convert to a term loan payable in semi-annual installments commencing June 30, 2001 with a final maturity date of December 31, 2005. Interest on amounts outstanding under the credit facilities varies from the "base rate," which generally approximates the prime rate, to the base rate plus 1/4 percent or LIBOR plus 1/2 percent to 1 1/4 percent depending on certain financial covenants. The effective interest rate on the $130,000,000 outstanding at March 31, 1998 was 6.18 percent. The credit facilities are secured by a pledge of the stock of all of the subsidiaries of the borrower. Jones Communications of California, Inc. is a wholly owned subsidiary of Jones Cable Holdings II, Inc., which in turn is a wholly owned subsidiary of the General Partner.

  Based upon amounts estimated as of March 31, 1998, the aggregate cost of the acquisition of the Littlerock System to the purchaser, including working capital adjustments, will be approximately $10,829,411. Amounts borrowed by the purchaser to acquire the Littlerock System will be repaid from cash generated by the operations of the Littlerock System and other systems owned by Jones Cable Holdings II, Inc. and from other sources of funds, including possible future refinancings.

  The closing of the sale will occur on a date upon which the Partnership and the purchaser mutually agree. It is anticipated that the closing will occur in the fourth quarter of 1998. Because the closing is conditioned upon, among other things, the approval of the limited partners of the Partnership and the consent of governmental franchising authorities and other third parties, there can be no assurance that the proposed sale will occur. If all conditions precedent to the purchaser's obligation to close are not eventually satisfied or waived, the purchaser's obligation to purchase the Littlerock System will terminate.

THE LITTLEROCK SYSTEM

  The assets to be acquired consist primarily of the real and personal, tangible and intangible assets of the Partnership's Littlerock System. The purchaser will purchase all of the tangible assets of the Littlerock System, including, among other things, the headend equipment, underground and aboveground cable distribution systems, towers, earth satellite receive stations, and furniture and fixtures of the Littlerock System. The purchaser also will acquire certain of the intangible assets of the Littlerock System, including, among other things, all of the franchises, leases, agreements, permits, licenses and other contracts and contract rights of the Littlerock System. Also included in the sale are any parcels of real estate owned by the Littlerock System, the subscriber accounts receivable of the Littlerock System and all of the Littlerock System's engineering records, files, schematics, maps, reports, promotional graphics, marketing materials and reports filed with federal, state and local regulatory agencies. Certain of the Littlerock System's assets will be retained by the Partnership, including cash or cash equivalents on hand and in banks, certain insurance policies and rights and claims thereunder, and any federal or state income tax refunds to which the Partnership may be entitled.

SALES PRICE

  Subject to the customary working capital closing adjustments described below, the sales price for the Littlerock System is $10,720,400. The sales price will be reduced by any accounts payable and accrued expenses and vehicle lease obligations existing on the closing date. The sales price will be increased by any accounts receivable existing on the closing date. The sales price for the Littlerock System also will be adjusted as of the closing date with respect to all items of income and expense associated with the operation of the Littlerock System. This adjustment will reflect, in accordance with generally accepted accounting principles, that all expenses and income attributable to the period on or after the closing date are for the account of the purchaser and those prior to the closing date are for the account of the seller. While these adjustments may have the effect of increasing or decreasing the sales price, any adjustment is not expected to be material. Please see Note 5 of the Notes to Unaudited Pro Forma Consolidated Financial Statements for a detailed accounting of the estimated closing adjustments.

CONDITIONS TO CLOSING

  The purchaser's obligations under the Purchase and Sale Agreement are subject to the following conditions: (a) the Partnership shall have obtained all material consents and approvals from governmental authorities and third parties with whom the Partnership has contracted that are necessary for the transfer of the Littlerock System, (b) all representations and warranties of the Partnership shall be true and correct in all material respects as of the closing date and (c) termination or expiration of the statutory waiting period applicable to the Purchase and Sale Agreement and the transactions contemplated thereby under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The Partnership must obtain the consent of the County of Los Angeles to the transfer of the Littlerock System's cable franchises. The Partnership and the General Partner have filed all documents required to obtain the consent of the franchising authority to the transfer of the Littlerock System's cable franchise. It is anticipated that the Partnership will not experience any significant difficulty in obtaining the necessary consents and approvals to the currently proposed sale. If, however, the Partnership fails to obtain certain non-material consents and approvals of third parties with whom the Littlerock System has contracted, the purchaser likely will waive this condition to closing. In such circumstances, the purchaser would agree to indemnify the Partnership for any liabilities incurred in connection with a closing without prior receipt of all necessary consents.

  The Partnership's obligations under the Purchase and Sale Agreement are subject to the following conditions: (a) the receipt of the purchase price for the Littlerock System, (b) the limited partners of the Partnership shall have approved the sale of the Littlerock System to the purchaser on the terms and conditions of the Purchase and Sale Agreement and (c) the statutory waiting periods applicable to the Purchase and Sale Agreement and the transactions contemplated thereby under the HSR Act shall have terminated or shall have expired.

                   FEDERAL AND STATE INCOME TAX CONSEQUENCES

  The purpose of the following discussion of the income tax consequences of the proposed transaction is to inform the limited partners of the Partnership of the 1998 federal and state income tax consequences to the Partnership and to its partners arising from the proposed sale of the Littlerock System as well as from the prior 1998 sales of the Broward System and the Surfside System. These tax consequences are expected to be incurred in 1998, the year in which the sales have closed or are expected to close. The tax information included herein was prepared by the tax department of the General Partner. The tax information is taken from tax data compiled by the General Partner in its role as the Partnership's tax administrator and is not based upon the advice or formal opinion of counsel. The tax discussion that follows is merely intended to inform the limited partners of factual information and should not be considered tax advice.

  Section 5.3 of the Partnership Agreement specifies that Partnership distributions of cable television system net sale proceeds shall be allocated 100 percent to limited partners until they have received a return in an amount equal to 125 percent of their initial capital contributions and thereafter such distributions will be made 75 percent to the limited partners and 25 percent to the General Partner. Because limited partners will not receive distributions in an amount equal to the capital they initially contributed to the Partnership, all of the net proceeds from the sales of the Broward System, the Surfside System and the Littlerock System will be allocated to the limited partners.

  The allocation of gain from the sales of the Broward System, the Surfside System and the Littlerock System will be allocated 100 percent to the limited partners in accordance with Section 5.2 of the Partnership Agreement. This allocation follows the underlying economic gain of the partners and hence satisfies the "substantial economic effect" test enacted in IRC Section 704(b) regarding special partnership allocations.

  Application of the allocation provisions of Section 5.2 ensures that the limited partners' net sum of allocable partnership loss and income during the Partnership's life will equal the net economic gain realized from their investment in the Partnership. The estimated allocable limited partner income from the sales reported below incorporates the application of the special partnership allocation rules of Section 5.2.

  By the expected date of the sales in 1998, most of the limited partners will have received certain tax benefits from their investment in the Partnership. Assuming maximum federal income tax rates and no other sources of passive income, original limited partners of the Partnership will have received $1,698,795 in tax benefits from Partnership losses ($13 per $1,000 invested). Tax benefits derived from allocable Partnership losses have been limited due to the passive loss limitation rules enacted in 1986.

  The Littlerock System sale will be the final of three cable television system sales whose gains will be reported to the limited partners on their 1998 Partnership income tax forms. The anticipated results of the three cable system sales are detailed below.

THE BROWARD SYSTEM SALE

  The March 1998 sale of the Broward System generated taxable gain that will be allocable to the limited partners in an amount approximating $68,694,640 ($526 per $1,000 invested). The General Partner estimates that all of the gain will be characterized as ordinary income from Internal Revenue Code ("IRC")
Section 1245 recapture of depreciation and amortization on Partnership operating assets. It is not anticipated that any of the allocable gain will be treated as long term capital gain under IRC Section 1231. Some or all of this allocable gain may be offset by passive loss carryforwards of the limited partners, which is discussed in more detail below.

THE SURFSIDE SYSTEM SALE

  The June 1998 sale of the Surfside System generated taxable gain that will be allocable to the limited partners in an amount approximating $19,374,805 ($148 per $1,000 invested). The General Partner estimates that all of the gain will be characterized as ordinary income from IRC Section 1245 recapture of depreciation and amortization on Partnership operating assets. It is not anticipated that any of the allocable gain will be treated as long term capital gain under IRC Section 1231. Some or all of this allocable gain may be offset by passive loss carryforwards of the limited partners, which is discussed in more detail below.

THE LITTLEROCK SYSTEM SALE

  The 1998 sale of the Littlerock System will generate taxable gain that will be allocable to the limited partners in an amount approximating $8,142,765 ($62 per $1,000 invested). The General Partner estimates that all of the gain will be characterized as ordinary income from IRC Section 1245 recapture of depreciation and amortization on Partnership operating assets. It is not anticipated that any of the allocable gain will be treated as long term capital gain under IRC Section 1231. Some or all of this allocable gain may be offset by passive loss carryforwards of the limited partners, which is discussed in more detail below.

APPLICATION OF PASSIVE LOSS CARRYFORWARDS

  The Tax Reform Act of 1986 enacted a limitation on a limited partner's ability to currently deduct allocable partnership losses, which were deemed to be passive losses. The law phased in the disallowance of passive loss deductions until 1990, when no passive losses were allowable except to the extent of passive income or a disposition of the passive activity. The proper application of these loss limitation rules will have resulted in the existence of passive loss carryforwards for the Partnership's limited partners. These potential passive loss carryforwards can be deducted in the current year to offset the allocable Partnership gains from the three system sales detailed above.

  The General Partner estimates that the Partnership has generated potential passive loss carryforwards of $93,471,735 ($715 per $1,000 invested) that may be available for offset against 1998 income. The carryforward amount is calculated by applying the passive loss limitations to historical partnership losses and assuming that the limited partners of the Partnership would not have utilized prior year limited passive losses on account of other sources of passive income. The availability of these loss carryforwards depends on the particular tax history of each limited partner. Partners that have utilized some or all of prior Partnership losses limited by the passive loss rules will have deductible passive losses that vary accordingly.

SYNDICATION COSTS

  Syndication costs represent the sales commissions paid by limited partners on their purchase of their limited partnership interests and allocable costs associated in forming the Partnership. These costs were capitalized on the Partnership books and are reflected in the limited partners' capital account balance. Upon liquidation of the Partnership, the syndication costs cannot be deducted by the Partnership. However, these costs can be deducted by the limited partners as a long term capital loss under IRC Section 731. Limited partners will have an ending capital balance on their final Form 1065, Schedule K-1 which represents their allocable syndication costs. The Partnership has syndication costs of 17,969,375 ($138 per $1,000 invested) that will be deductible by limited partners on their 1998 returns.

  A limited partner with the maximum available passive loss carryforwards will not be subject to 1998 federal income tax on the gain from the sales of the Partnership's three systems after deduction of his or her allocable syndication costs. Partners who have previously utilized Partnership passive losses will have results that vary accordingly.

SECONDARY MARKET PURCHASERS

  Limited partners that have recently acquired their partnership interests in the limited partnership secondary market or through tender offers will have allocable income from the cable system sales in the amounts reported above. Because the Partnership does not have an IRC Section 754 election in effect, the purchase of a limited partnership interest in the Partnership places the new investor in the same position as the limited partner from whom the interest was purchased. However, the new investor will not have the prior investors' passive loss carryforwards or tax basis in the Partnership.

  Newer investors in the Partnership will not have the above calculated passive loss carryforwards and will likely have a greater reportable net taxable income from the system sales than investors who have held their partnership interests for a longer period of time. Also, recent investors will not have their net tax basis in their partnership interests reflected on their annual Schedule K-1. Such limited partners must track their tax basis by adjusting their original cost by allocable income or loss and partnership distributions. Their adjusted tax basis will be deductible as a long term capital loss under IRC Section 731 in a manner similar to the Partnership syndication costs discussed above.

TAX WITHHOLDING ON SALE PROCEEDS

  Limited partners who are non-resident aliens or foreign corporations ("foreign persons") are subject to a federal withholding tax on their share of the Partnership's income from the system sales. The withholding rates are 39.6 percent for individual partners and 35 percent for corporate partners. The tax withheld will be remitted to the Internal Revenue Service and the foreign persons will receive a credit on their 1998 U.S. tax return for the amount of the tax withheld by the Partnership. The withheld tax will be treated as a distribution to such limited partners.

  The sale of the Surfside System will require limited partner reporting to the State of South Carolina. The General Partner is required by state law to withhold 5 percent of each partner's allocable income occurring from sale activity within South Carolina without consideration of loss carryforwards. This withholding requirement also applies to tax exempt entities such as trusts and IRAs.

  The sale of the Littlerock System will require limited partner reporting to the State of California. The General Partner is required by state law to withhold 7 percent of each U.S. non-resident partner's allocable income and
9.3 percent of each foreign non-resident partner's allocable income occurring from sale activity within California without consideration of loss carryforwards. This withholding requirement does not apply to tax exempt entities such as trusts and IRAs.

  Limited partners are required to file non-resident state tax returns to compute the appropriate state tax liability. Documentation of withheld taxes will be reported on state specified forms to limited partners in January 1999. The General Partner anticipates that most partners will likely receive a refund from this reporting process. Detailed South Carolina and California reporting instructions and blank forms will be provided to limited partners in their annual tax reporting package, which will be mailed to limited partners in March 1999.

FEDERAL REPORTING BY TAX EXEMPT ENTITIES

  The 1998 Partnership cable system sales will generate Unrelated Business Taxable Income (UBTI) to tax exempt entities, which will require the filing of Form 990-T. Assuming prior year UBTI losses have not been previously utilized, the 1998 allocable UBTI income should be fully offset with no resulting tax liability. Although many trust administrators complete the required tax returns, responsibility for completion of the Form 990-T ultimately rests with the beneficiaries of trusts, IRAs and other tax exempt entities. Because this is an area in which there is a variance of policy among trust administrators, each limited partner who is a beneficiary is advised to confirm with his or her trust administrator that this filing requirement will be fulfilled.

  The General Partner has learned that some trust administrators will file a Form 990-T without consideration of prior year loss carryforwards. If your plan administrator employs this methodology, your tax exempt plan will be subject to significant tax liabilities that would not be required if prior losses were reported. Each limited partner who is a beneficiary of a tax exempt entity is advised to inquire about the reporting methodology employed by his or her trust administrator if the trust administrator is filing the Form 990-T for 1998.

                   CERTAIN INFORMATION ABOUT THE PARTNERSHIP
                            AND THE GENERAL PARTNER

  The General Partner acquires, develops and operates cable television systems for itself and for its managed limited partnerships. Based on the number of basic subscribers served by the General Partner's owned and managed cable television systems, the General Partner is one of the larger cable television system operators in the United States serving in excess of 1 million basic subscribers. The principal executive offices of the Partnership and the General Partner are located at 9697 East Mineral Avenue, Englewood, Colorado 80112, and their telephone number is (303) 792-3111.

  The limited partnership interests of the Partnership are registered pursuant to Section 12(g) of the Exchange Act. As such, the Partnership currently is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Reports and other information filed by the Partnership can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission also maintains a World Wide Web site that contains reports, proxy statements and information statements of registrants (including the Partnership) that file electronically with the Commission at http://www.sec.gov. The Partnership's registration and reporting requirements under the Exchange Act will be terminated upon the dissolution of the Partnership, which is expected to occur soon after the sale of the Littlerock System.

  The General Partner also is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, files periodic reports, proxy statements and other financial information with the Securities and Exchange Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the General Partner's directors and officers, their compensation, options granted to them, the principal holders of the General Partner's securities and any material interest of such persons in transactions with the General Partner is required to be disclosed in certain documents filed with the Commission. Such reports, proxy statements and other information may be inspected at the above-listed public reference facilities maintained by the Commission and at the Commission's World Wide Web site. Copies of such materials may be obtained upon payment of the Commission's prescribed charges by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

  The name, business address and principal occupation and employment for the past five years of each of the directors and executive officers of the General Partner are set forth in Schedule 1 to this Proxy Statement. To the best knowledge of any of the persons listed on Schedule 1 hereto, except as disclosed on such schedule, no persons listed on such schedule beneficially own any limited partnership interests in the Partnership.

  Except as disclosed herein, neither the General Partner nor, to the best of its knowledge, any of the persons listed on Schedule 1 hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any limited partnership interest of the Partnership, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any of such interests, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies.

                      CERTAIN RELATED PARTY TRANSACTIONS

  The General Partner and its affiliates engage in certain transactions with the Partnership. The General Partner believes that the terms of such transactions are generally as favorable as could be obtained by the Partnership from unaffiliated parties. This determination has been made by the General Partner in good faith, but none of the terms were or will be negotiated at arm's-length and there can be no assurance that the terms of such transactions have been or will be as favorable as those that could have been obtained by the Partnership from unaffiliated parties.

  The purchase price for the Littlerock System was determined in accordance with the provisions of the Partnership Agreement but the proposed sale of the Littlerock System by the Partnership to one of the General Partner's subsidiaries was not negotiated at arm's-length and thus there can be no assurance that the terms of such transaction have been or will be as favorable as those that could have been obtained by the Partnership from an unaffiliated purchaser.

  The General Partner charges the Partnership a management fee relating to the General Partner's management of the Partnership's cable television systems, and the Partnership reimburses the General Partner for certain allocated overhead and administrative expenses in accordance with the terms of the Partnership Agreement. These expenses consist primarily of salaries and benefits paid to corporate personnel, rent, data processing services and other facilities costs. Such personnel provide engineering, marketing, administrative, accounting, legal and investor relations services to the Partnership. Allocations of personnel costs are based primarily on actual time spent by employees of the General Partner with respect to cable television systems managed. Systems owned by the General Partner and its subsidiaries and all other systems owned by partnerships for which Jones Intercable, Inc. or one of its subsidiaries is the general partner are also allocated a proportionate share of these expenses. No duplicate management or other fees or reimbursements are charged to the Partnership.

  The General Partner from time to time also advances funds to the Partnership and charges interest on the balances payable by the Partnership. The interest rate charged the Partnership approximates the General Partner's weighted average cost of borrowing.

  Knowledge TV, Inc. is an affiliate of the General Partner that owns and operates Knowledge TV, a network that provides programming related to computers and technology; business, careers and finance; health and wellness; and global culture and languages. Knowledge TV, Inc. sells its programming to the cable television systems owned by the Partnership.

  Jones Computer Network, Ltd., an affiliate of the General Partner, operated the television network Jones Computer Network. This network provided programming focused primarily on computers and technology. Jones Computer Network sold its programming to the cable television systems owned by the Partnership. Jones Computer Network terminated its programming in April 1997.

  The Great American Country network provides country music video programming to the cable television systems owned by the Partnership. This network is owned and operated by Great American Country, Inc., a subsidiary of Jones International Networks, Ltd., an affiliate of the General Partner.

  Jones Galactic Radio, Inc. is a company owned by Jones International Networks, Ltd., an affiliate of the General Partner, Superaudio, a joint venture between Jones Galactic Radio, Inc. and an unaffiliated entity, provides satellite programming to the cable television systems owned by the Partnership.

  The Product Information Network Venture (the "PIN Venture") is a venture among a subsidiary of Jones International Networks, Ltd., an affiliate of the General Partner, and two unaffiliated cable system operators. The PIN Venture operates the Product Information Network ("PIN"), which is a 24-hour network that airs long-form advertising generally known as "infomercials." The PIN Venture generally makes incentive payments of approximately 60 percent of its net advertising revenue to the cable systems that carry its programming. The Partnership's systems carry PIN for all or part of each day. Revenues received by the Partnership from the PIN Venture relating to the Partnership's owned cable television systems totaled $12,124 for the three months ended March 31, 1998 and $45,488 for the year ended December 31, 1997.

  The programming fees paid by the Partnership to Knowledge TV, Inc., Jones Computer Network, Ltd., Great American Country and Superaudio (collectively, the "affiliated programming providers") are governed by the terms of the various master programming agreements entered into by and between the General Partner and each of the affiliated programming providers. Generally, with respect to most video programming services, cable operators pay to programmers a monthly license fee per subscriber that is based on a number of factors, including the perceived value of the programming, the size of the cable operator and the level of distribution of the programming service within the cable operator's systems and the other terms and conditions under which the programming is provided. The General Partner negotiates master programming agreements with each programming network distributed on any of its owned or managed cable systems. The Partnership pays the same per subscriber rate for all of its programming, including the programming provided by affiliates of the General Partner, as the General Partner pays for the programming it provides on cable television systems that it owns itself, i.e., the General Partner does not receive any markup for programming provided to the Partnership under its master programming agreements. The master programming agreements entered into by and between the General Partner and the affiliated programming providers were negotiated by officers of the General Partner with representatives of the affiliated programming providers.

  The charges to the Partnership for related party transactions were as follows for the periods indicated:

                                   FOR THE
                                 THREE MONTHS
                                    ENDED             FOR THE YEAR ENDED
                                MARCH 31, 1998           DECEMBER 31,
                                -------------- --------------------------------
                                                  1997       1996       1995
                                               ---------- ---------- ----------
Management fees................    $526,804    $2,046,467 $1,888,466 $1,722,188
Allocation of expenses.........     609,192     2,353,371  2,504,431  2,459,481
Interest expense...............         716         2,678    106,022    145,929
Amount of notes and advances
 outstanding...................     891,877       835,015    449,094  1,896,049
Highest amount of notes and
 advances outstanding..........     891,877       835,015  3,058,834  1,896,049
Programming fees:
  Knowledge TV, Inc. ..........      17,813        63,921     56,798     49,493
  Jones Computer Network,
   Ltd. .......................         -0-        14,633     39,371     34,402
  Great American Country.......      16,732        22,309     24,339        -0-
  Superaudio...................      15,271        57,469     52,687     46,269

                  USE OF PROCEEDS FROM LITTLEROCK SYSTEM SALE

  The following is a brief summary of the Partnership's estimated use of the proceeds from the sale of the Littlerock System. All of the following selected financial information is based upon amounts as of March 31, 1998 and certain estimates of liabilities at closing. Final results may differ from these estimates. A more detailed discussion of the financial consequences of the sale of the Littlerock System is set forth below under the caption "Unaudited Pro Forma Consolidated Financial Information." All limited partners are encouraged to review carefully the unaudited pro forma consolidated financial statements and notes thereto.

  If the holders of a majority of limited partnership interests of the Partnership approve the proposed sale of the Littlerock System and the transaction is closed, the Partnership will distribute the $10,838,000 of net sale proceeds to its limited partners of record as of the closing date of the sale of the Littlerock System. The estimated uses of the sale proceeds are as follows:

   Contract Sales Price of the Littlerock System................... $10,720,400
   Add:Cash on Hand................................................       8,589
       Estimated Net Closing Adjustments...........................     109,011
                                                                    -----------
        Cash Available for Distribution by the Partnership......... $10,838,000
                                                                    ===========
        Limited Partners' Share (100%)............................. $10,838,000
                                                                    ===========

  Based upon financial information available at March 31, 1998, below is an estimate of all cash distributions that will have been made to limited partners after the distribution of the proceeds from the sale of the Littlerock System is completed.

   Summary of Estimated Cash Distributions to Limited Partners:

     Partial Return of Limited Partners' Initial Capital on the
      1998 Sale of the Venture's Broward System................... $ 68,554,431
     Partial Return of Limited Partners' Initial Capital on the
      Subscriber Warrant Residual on the 1998 Sale of the
      Venture's Broward System....................................    2,326,272
     Partial Return of Limited Partners' Initial Capital on the
      1998 Sale of the Partnership's Surfside System..............   32,800,000
     Partial Return of Limited Partners' Initial Capital on the
      1998 Sale of the Partnership's Littlerock System............   10,838,000
                                                                   ------------
     Total Estimated Cash Received by Limited Partners............ $114,518,703
                                                                   ============
     Total Cash Received per $1,000 of Limited Partnership
      Capital..................................................... $        876
                                                                   ============
     Total Cash Received per $500 Limited Partnership Interest ... $        438
                                                                   ============

  Based on financial information available at March 31, 1998, the following table presents the estimated results of the Partnership when it has completed the sale of the Littlerock System:

   Dollar Amount Raised.......................................... $130,676,500
   Number of Cable Television Systems Purchased Directly.........          Two
   Number of Cable Television Systems Purchased Indirectly.......          One
   Date of Closing of Offering................................... October 1988
   Date of First Sale of Properties..............................   March 1998
   Tax and Distribution Data per $1,000 of Limited Partnership
    Capital:
     Federal Income Tax Results
       Ordinary Income (Loss)
       --from operations......................................... $ 722
       --from recapture.......................................... $ 736
       Capital Gain (Loss)....................................... $(138)
     Cash Distributions to Investors
       Source (on GAAP basis)
       --investment income....................................... $  -0-
       --return of capital....................................... $ 876
       Source (on cash basis)
       --sales................................................... $ 876

            UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
                          OF CABLE TV FUND 14-B, LTD.

  The following unaudited pro forma consolidated balance sheet assumes that as of March 31, 1998, the Partnership had sold the Surfside System and the Littlerock System. The following unaudited pro forma consolidated statements of operations assume that the Venture had sold the Broward System and the Partnership had sold the Surfside System and the Littlerock System on January 1 of the respective periods. The sales price for the Littlerock System is $10,720,400. The funds available to the Partnership from the sale of the Littlerock System, adjusting for the estimated net closing adjustments, are expected to total approximately $10,829,411. Such funds plus cash on hand will be used to distribute $10,838,000 to the limited partners of the Partnership. The limited partner distribution of $10,838,000 represents $41 for each $500 limited partnership interest or $82 for each $1,000 invested in the Partnership.

  The unaudited pro forma consolidated financial statements should be read in conjunction with the appropriate notes to the unaudited pro forma consolidated financial statements.

  ALL OF THE FOLLOWING UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION IS BASED UPON AMOUNTS AS OF MARCH 31, 1998 AND CERTAIN ESTIMATES OF LIABILITIES AT CLOSING. FINAL RESULTS MAY DIFFER FROM SUCH INFORMATION.

                            CABLE TV FUND 14-B, LTD.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1998

                                                       PRO FORMA     PRO FORMA
                                       AS REPORTED    ADJUSTMENTS     BALANCE
                                       ------------  -------------  -----------
ASSETS
Cash and cash equivalents............. $ 95,044,345  $ (84,206,345) $10,838,000
Receivables, net......................      568,156       (568,156)         --
Investment in Cable Television
 Properties:
  Property, plant and equipment, net..   21,838,352    (21,838,352)         --
  Franchise costs and other intangible
   assets, net........................   22,310,615    (22,310,615)         --
                                       ------------  -------------  -----------
    Total investment in cable
     television properties............   44,148,967    (44,148,967)         --
Deposits, Prepaid Expenses and
 Deferred Charges.....................      360,594       (360,594)         --
                                       ------------  -------------  -----------
    Total Assets...................... $140,122,062  $(129,284,062) $10,838,000
                                       ============  =============  ===========
LIABILITIES AND PARTNERS' CAPITAL
 (DEFICIT)
Liabilities:
  Debt................................ $ 15,974,535  $ (15,974,535) $       --
  General Partner advances............      891,877       (891,877)         --
  Deferred brokerage fee..............      920,000       (920,000)         --
  Accrued distributions to limited
   partners...........................   68,554,431    (57,716,431)  10,838,000
  Accrued distribution to joint
   venture partner....................   25,484,569    (25,484,569)         --
  Trade accounts payable and accrued
   liabilities........................      576,850       (576,850)         --
  Subscriber prepayments..............      103,032       (103,032)         --
                                       ------------  -------------  -----------
    Total Liabilities.................  112,505,294   (101,667,294)  10,838,000
                                       ------------  -------------  -----------
Minority Interest in Joint Venture....     (130,051)       130,051          --
                                       ------------  -------------  -----------
Partners' Capital (Deficit):
  General Partner.....................          --             --           --
  Limited Partners....................   27,746,819    (27,746,819)         --
                                       ------------  -------------  -----------
    Total Partners' Capital (Deficit).   27,746,819    (27,746,819)         --
                                       ------------  -------------  -----------
    Total Liabilities and Partners'
     Capital (Deficit)................ $140,122,062  $(129,284,062) $10,838,000
                                       ============  =============  ===========


The accompanying notes to unaudited pro forma consolidated financial statements are an integral part of this unaudited balance sheet.

                            CABLE TV FUND 14-B, LTD.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                                         PRO FORMA    PRO FORMA
                                           AS REPORTED  ADJUSTMENTS    BALANCE
                                           -----------  ------------  ---------
Revenues.................................. $40,929,333  $(40,929,333)  $   --
Costs and Expenses:
  Operating expenses......................  22,717,178   (22,717,178)      --
  Management fees and allocated overhead
   from General Partner...................   4,399,838    (4,399,838)      --
  Depreciation and amortization...........  14,070,460   (14,070,460)      --
                                           -----------  ------------   -------
Operating Loss............................    (258,143)      258,143       --
                                           -----------  ------------   -------
Other Income (Expense):
  Interest expense........................  (3,903,254)    3,903,254       --
  Other, net..............................      (8,561)        8,561       --
                                           -----------  ------------   -------
    Total other income (expense), net.....  (3,911,815)    3,911,815       --
                                           -----------  ------------   -------
Consolidated Loss Before Minority
 Interest.................................  (4,169,958)    4,169,958       --
Minority Interest in Consolidated Loss....     626,089      (626,089)      --
                                           -----------  ------------   -------
Net Loss.................................. $(3,543,869) $  3,543,869   $   --
                                           ===========  ============   =======
Net Loss Per Limited Partnership Unit..... $    (13.42)                $   --
                                           ===========                 =======


The accompanying notes to unaudited pro forma consolidated financial statements are an integral part of this unaudited statement.

                            CABLE TV FUND 14-B, LTD.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998

                                                          PRO FORMA    PRO FORMA
                                           AS REPORTED   ADJUSTMENTS    BALANCE
                                           ------------  ------------  ---------
Revenues.................................  $ 10,536,074  $(10,536,074)  $   --
Costs and Expenses:
  Operating expenses.....................     5,985,741    (5,985,741)      --
  Management fees and allocated overhead
   from General Partner..................     1,135,996    (1,135,996)      --
  Depreciation and amortization..........     3,670,505    (3,670,505)      --
                                           ------------  ------------   -------
Operating Loss...........................      (256,168)      256,168       --
                                           ------------  ------------   -------
Other Income (Expense):
  Interest expense.......................      (971,605)      971,605       --
  Gain on sale of cable television
   system................................    82,465,154   (82,465,154)      --
  Other, net.............................      (587,846)      587,846       --
                                           ------------  ------------   -------
    Total other income (expense), net....    80,905,703   (80,905,703)      --
                                           ------------  ------------   -------
Consolidated Income Before Minority
 Interest................................    80,649,535   (80,649,535)      --
Minority Interest in Consolidated Income.   (22,016,787)   22,016,787       --
                                           ------------  ------------   -------
Net Income...............................  $ 58,632,748  $(58,632,748)  $   --
                                           ============  ============   =======
Net Income Per Limited Partnership Unit..  $     221.48                 $   --
                                           ============                 =======

The accompanying notes to unaudited pro forma consolidated financial statements are an integral part of this unaudited statement.

                            CABLE TV FUND 14-B, LTD.

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

  1) The following calculations present the sale of the Littlerock System and the resulting estimated distributions to be received by the Partnership.

  2) The Partnership sold the Surfside System for $51,500,000. Such funds were used to repay all Partnership indebtedness and to distribute $32,800,000 to the limited partners of the Partnership.

  3) The unaudited pro forma consolidated balance sheet of the Partnership assumes that the Venture had sold the Broward System for $136,808,648 and that the Partnership had sold the Surfside System for $51,500,000 and the Littlerock System for $10,720,400 as of March 31, 1998. The unaudited pro forma consolidated statements of operations of the Partnership assume that the Venture had sold the Broward System and that the Partnership had sold the Surfside System and the Littlerock System as of January 1, 1997.

  4) The limited partner distribution of $10,838,000 represents $41 for each $500 limited partnership interest or $82 for each $1,000 invested in the Partnership.

  5) The estimated gain recognized from the sale of the Littlerock System and corresponding estimated distribution to limited partners as of March 31, 1998 has been computed as follows:

GAIN ON SALE OF ASSETS:

Contract sales price.............................................. $10,720,400
Less: Net book value of investment in cable television properties at March 31, 1998...........................................  (5,484,175)
                                                                   -----------
Gain on sale of assets............................................ $ 5,236,225
                                                                   ===========
DISTRIBUTIONS TO PARTNERS:
Contract sales price.............................................. $10,720,400
Add:Trade receivables, net........................................     204,520
Prepaid expenses..................................................      15,497
Less:Accrued liabilities..........................................    (107,620)
Subscriber prepayments............................................      (3,386)
                                                                   -----------
Adjusted cash received ...........................................  10,829,411
Add:Cash on hand..................................................       8,589
                                                                   -----------
Cash available for distribution by the Partnership................ $10,838,000
                                                                   ===========
Limited Partners' share (100%).................................... $10,838,000
                                                                   ===========

                             AVAILABLE INFORMATION

  The Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and the Partnership's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998 are being mailed to the limited partners of the Partnership together with this Proxy Statement. Copies of the three independent appraisals of the fair market value of the Littlerock System and copies of the Purchase and Sale Agreement between the Partnership and the General Partner have been publicly filed with the Securities and Exchange Commission and may be inspected at the Commission's public reference facilities and at its World Wide Web site, and such documents also are available to each limited partner of the Partnership upon written request to Elizabeth M. Steele, Secretary, Jones Intercable, Inc., 9697 East Mineral Avenue, Englewood, Colorado 80112. Copies of these documents will be provided at the expense of the requesting limited partner.

  A Rule 13e-3 Transaction Statement furnishing certain additional information with respect to the transaction described herein has been jointly filed by the Partnership and the General Partner with the Securities and Exchange Commission. This document may be inspected at the Commission's public reference facilities and at its World Wide Web site.

                           INCORPORATION BY REFERENCE

  The following documents, which have been filed by the Partnership with the Securities and Exchange Commission pursuant to the requirements of the Exchange Act are hereby incorporated by reference: (i) the Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, (ii) the Partnership's Current Report on Form 8-K dated March 10, 1998 and (iii) the Partnership's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998.

                                                                     SCHEDULE 1

            EXECUTIVE OFFICERS AND DIRECTORS OF THE GENERAL PARTNER

  Set forth below is the name, residence or business address, present principal occupation or employment and five-year employment history of the executive officers and directors of the General Partner. Also set forth is the aggregate number of limited partnership interests of the Partnership beneficially owned by each such person. The present principal occupation of each executive officer of the General Partner is as an executive officer of the General Partner. The Partnership has no officers or employees. All persons listed except for Messrs. Fridman, Kearney and Vanaselja are citizens of the United States. Messrs. Fridman, Kearney and Vanaselja are citizens of Canada.

                                                                                AGGREGATE NUMBER
                                                                                   OF LIMITED
                                                                              PARTNERSHIP INTERESTS
    NAME AND ADDRESS                 OCCUPATION OR EMPLOYMENT                  BENEFICIALLY OWNED
    ----------------                 ------------------------                 ---------------------
Glenn R. Jones               Mr. Jones has served as Chairman of the Board of           0
c/o Jones Intercable, Inc.    Directors and Chief Executive Officer of the
9697 E. Mineral Avenue        General Partner since its formation in 1970. He
Englewood, CO 80112           served as President of the General Partner from
                              1984 to 1988. Mr. Jones has been involved in
                              the cable television business in various
                              capacities since 1961.

Robert E. Cole               Mr. Cole was appointed a Director of the General           0
c/o Jones Intercable, Inc.    Partner in March 1996. Mr. Cole is currently
9697 E. Mineral Avenue        self-employed as a partner of First Variable
Englewood, CO 80112           Insurance Marketing and is responsible for
                              marketing to National Association of Securities
                              Dealers, Inc. firms in northern California,
                              Oregon, Washington and Alaska. From 1993 to
                              1995, Mr. Cole was the director of marketing
                              for Lamar Life Insurance Company; from 1992 to
                              1993, Mr. Cole was senior vice president of PMI
                              Inc., a third party lender serving the special
                              needs of corporate owned life insurance (COLI);
                              and from 1988 to 1992, Mr. Cole was the
                              principal of a specialty investment banking
                              firm that provided services to finance the
                              ownership and growth of emerging companies,
                              productive assets and real property.

Kevin P. Coyle               Mr. Coyle, Group Vice President/Finance of the             0
c/o Jones Intercable, Inc.    General Partner, has been the General Partner's
9697 E. Mineral Avenue        Chief Financial Officer since 1990. Mr. Coyle
Englewood, CO 80112           has been an associate of the finance department
                              of the General Partner since 1981.

William E. Frenzel           Mr. Frenzel was appointed a Director of the                0
1775 Massachusetts            General Partner in April 1995. He has been a
Avenue, NW                    Guest Scholar since 1991 with the Brookings
Washington, DC 20036          Institution, a research organization located in
                              Washington, DC. Until his retirement in January
                              1991, Mr. Frenzel served for twenty years in
                              the United States House of Representatives.

                                                                                 AGGREGATE NUMBER
                                                                                    OF LIMITED
                                                                               PARTNERSHIP INTERESTS
      NAME AND ADDRESS                    OCCUPATION OR EMPLOYMENT              BENEFICIALLY OWNED
      ----------------                    ------------------------             ---------------------
Josef J. Fridman              Mr. Fridman was appointed a director of the                0
c/o BCI Telecom Holding Inc.   General Partner in February 1998. He is senior
1000 rue de la                 vice-president, law and corporate secretary of
Gauchetiere Bureau 1100        BCE Inc. Mr. Fridman joined Bell Canada, a
Montreal (PQ)                  wholly owned subsidiary of BCE Inc., in 1969,
Canada H3B 4Y8                 and he has held increasingly senior positions
                               with Bell Canada and BCE Inc. since such time.
                               He has held his current position since 1991.

Donald L. Jacobs              Mr. Jacobs was appointed a Director of the                 0
60435 Tekampe Road             General Partner in April 1995. Mr. Jacobs is a
Bend, OR 97702                 retired executive officer of TRW. Prior to his
                               retirement in 1992, he was Vice President and
                               Deputy Manager of the Space and Defense Sector;
                               prior to that appointment, he was the Vice
                               President and General Manager of the Defense
                               Systems Group; and prior to that appointment,
                               he was President of ESL, Inc., a subsidiary of
                               TRW.

Larry Kaschinske              Mr. Kaschinske has been the Controller and Chief           0
c/o Jones Intercable, Inc.     Accounting Officer of the General Partner since
9697 E. Mineral Avenue         1994. Mr. Kaschinske has been an associate of
Englewood, CO 80112            the finance department of the General Partner
                               since 1984.

Robert Kearney                Mr. Kearney was appointed a Director of the                0
c/o BCI Telecom Holding Inc.   General Partner in July 1997. Mr. Kearney is a
1000 rue de la                 retired executive officer of Bell Canada. Prior
Gauchetiere Bureau 1100        to his retirement in December 1993, Mr. Kearney
Montreal (PQ)                  was the President and Chief Executive Officer
Canada H3B 4Y8                 of Bell Canada. He served as Chairman of BCE
                               Canadian Telecom Group in 1994 and as Deputy
                               Chairman of BCI Management Limited in 1995.

James J. Krejci               Mr. Krejci has been a Director of the General              0
3100 Arapahoe Avenue           Partner since 1987. Mr. Krejci is President and
Boulder, CO 80303              CEO of Imagelink Technologies, Inc., a
                               privately financed company with leading
                               technology in the desktop or personal computer
                               videoconferencing market. Prior to joining
                               Imagelink Technologies in July 1996, he was the
                               President of the International Division of
                               International Gaming Technology headquartered
                               in Reno, Nevada. Prior to joining International
                               Gaming Technology in May 1994, Mr. Krejci had
                               been a Group Vice President of the General
                               Partner since 1987.

James B. O'Brien              Mr. O'Brien has been President and a Director of           0
c/o Jones Intercable, Inc.     the General Partner since 1989 and a member of
9697 E. Mineral Avenue         the Executive Committee of the General
Englewood, CO 80112            Partner's Board of Directors since 1993.
                               Mr. O'Brien has been with the General Partner
                               since 1982 in various operational management
                               positions.

                                                                                  AGGREGATE NUMBER
                                                                                     OF LIMITED
                                                                                PARTNERSHIP INTERESTS
    NAME AND ADDRESS                       OCCUPATION OR EMPLOYMENT              BENEFICIALLY OWNED
    ----------------                       ------------------------             ---------------------
Raphael M. Solot               Mr. Solot was appointed a Director of the                  0
501 South Cherry Street         General Partner in March 1996. Mr. Solot is an
Denver, CO 80222                attorney in private practice. He has practiced
                                law for 34 years with an emphasis on franchise,
                                corporate and partnership law and complex
                                litigation.

Cheryl M. Sprague              Ms. Sprague joined the General Partner as Group            0
c/o Jones Intercable, Inc.      Vice President/Human Resources in November
9697 E. Mineral Avenue          1997. Prior to November 1997 and since December
Englewood, CO 80112             1995, Ms. Sprague served as Director, Human
                                Resources for Westmoreland Coal Company. From
                                October 1993 to December 1995, Ms. Sprague
                                served as President of Peak Executive
                                Resources. From April 1992 to October 1993, Ms.
                                Sprague was Vice President, Human Resources for
                                Penrose-St. Francis Healthcare System.

Elizabeth M. Steele            Ms. Steele joined the General Partner in 1987 as           0
c/o Jones Intercable, Inc.      Vice President/General Counsel and Secretary.
9697 E. Mineral Avenue          Prior to that time, Ms. Steele was a partner at
Englewood, CO 80112             Davis, Graham & Stubbs, a Denver, Colorado law
                                firm that serves as counsel to the General
                                Partner.

Howard O. Thrall               Mr. Thrall was appointed a director of the                 0
c/o Jones Intercable, Inc.      General Partner in March 1996 and he had
9697 E. Mineral Avenue          previously served as a director of the General
Englewood, CO 80112             Partner from December 1988 to December 1994.
                                Mr. Thrall is now a management and
                                international marketing consultant. From
                                September 1993 through July 1996, Mr. Thrall
                                served as Vice President of Sales, Asian
                                Region, for World Airways, Inc. From 1984 until
                                August 1993, Mr. Thrall was with the McDonnell
                                Douglas Corporation, where he was a Regional
                                Vice President, Commercial Marketing with the
                                Douglas Aircraft Company subsidiary.

Siim A. Vanaselja              Mr. Vanaselja was appointed a Director of the              0
c/o BCI Telecom Holding Inc.    General Partner in August 1996. Mr. Vanaselja
1000 rue de la                  joined BCE Inc., Canada's largest
Gauchetiere Bureau 1100         telecommunications company, in February 1994
Montreal (PQ)                   and he has served in various capacities with
Canada H3B 4Y8                  that company and its subsidiaries since that
                                time. He currently serves as Executive Vice
                                President and Chief Financial Officer of Bell
                                Canada International Inc. and Vice President of
                                BCI Telecom Holding Inc., BCE Inc.
                                subsidiaries. Prior to joining BCE Inc., Mr.
                                Vanaselja was a partner in the Toronto office
                                of KPMG Peat Marwick Thorne.

Ruth E. Warren                 Ms. Warren has been Group Vice                             0
c/o Jones Intercable, Inc.      President/Operations of the General Partner
9697 E. Mineral Avenue          since 1990. Ms. Warren has been with the
Englewood, CO 80112             General Partner in various operational
                                management positions since 1980.

                                                                                   AGGREGATE NUMBER
                                                                                      OF LIMITED
                                                                                 PARTNERSHIP INTERESTS
       NAME AND ADDRESS                     OCCUPATION OR EMPLOYMENT              BENEFICIALLY OWNED
       ----------------                     ------------------------             ---------------------
Cynthia A. Winning              Ms. Winning joined the General Partner as Group            0
c/o Jones Intercable, Inc.       Vice President/Marketing in December 1994.
9697 E. Mineral Avenue           Prior to joining the General Partner, Ms.
Englewood, CO 80112              Winning served in 1994 as the President of PRS
                                 Inc., a Denver, Colorado sports and event
                                 marketing company. From 1979 to 1981 and from
                                 1986 to 1994, Ms. Winning served as the Vice
                                 President and Director of Marketing for
                                 Citicorp Retail Services, Inc.

Sanford Zisman                  Mr. Zisman was appointed a Director of the                 0
3773 Cherry Creek North Drive    General Partner in June 1996. Mr. Zisman is a
Denver, CO 80209                 principal in the law firm Zisman & Ingraham,
                                 P.C. of Denver, Colorado. He has practiced law
                                 for 32 years, with an emphasis on tax, business
                                 and estate planning and probate administration.

Robert L. Zoellick              Mr. Zoellick was appointed a Director of the               0
3900 Wisconsin Avenue, NW        General Partner in April 1995. Mr. Zoellick is
Washington, DC 20016             the John M. Olin Professor at the U.S. Naval
                                 Academy for the 1997-1998 term. From 1993
                                 through 1997, he was an Executive Vice
                                 President at Fannie Mae, a federally chartered
                                 and stockholder-owned corporation that is the
                                 largest housing finance investor in the United
                                 States. From August 1992 to January 1993, Mr.
                                 Zoellick served as Deputy Chief of Staff of the
                                 White House and Assistant to the President.
                                 From May 1991 to August 1992, Mr. Zoellick
                                 served concurrently as the Under Secretary of
                                 State for Economic and Agricultural Affairs and
                                 as Counselor of the Department of State, a post
                                 he assumed in March 1989. From 1985 to 1988,
                                 Mr. Zoellick served at the Department of
                                 Treasury in a number of capacities, including
                                 Counselor to the Secretary.

                    [LOGO OF JONES INTERCABLE APPEARS HERE]
                            9697 EAST MINERAL AVENUE
                           ENGLEWOOD, COLORADO 80112
                                     PROXY
  THIS PROXY IS SOLICITED ON BEHALF OF THE PARTNERSHIP BY THE GENERAL PARTNER

  The undersigned Limited Partner of Cable TV Fund 14-B, Ltd., a Colorado limited partnership, hereby votes on the sale of the Partnership's Littlerock, California cable television system to Jones Communications of California, Inc., an indirect wholly owned subsidiary of Jones Intercable, Inc., for a sales price of $10,720,400 in cash, subject to normal closing adjustments, pursuant to the terms and conditions of that certain Purchase and Sale Agreement dated as of March 10, 1998, as follows:

      [_] CONSENTS        [_] WITHHOLDS CONSENT      [_] ABSTAINS

 (YOU MUST SIGN ON THE REVERSE SIDE OF THIS PROXY CARD FOR YOUR VOTE TO COUNT.)

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED LIMITED PARTNER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSED SALE TRANSACTION.

                                                PLEASE SIGN EXACTLY AS NAME
                                                     APPEARS ON LABEL.

                                            DATED: ______________________, 1998

                                            ___________________________________
                                            Beneficial Owner Signature
                                            (Investor)

                                            ___________________________________
                                            Authorized Trustee/Custodian
                                            Signature

    PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.

                    [LOGO OF JONES INTERCABLE APPEARS HERE]
                            9697 EAST MINERAL AVENUE
                           ENGLEWOOD, COLORADO 80112
                                     PROXY
  THIS PROXY IS SOLICITED ON BEHALF OF THE PARTNERSHIP BY THE GENERAL PARTNER

  The undersigned Limited Partner of Cable TV Fund 14-B, Ltd., a Colorado limited partnership, hereby votes on the sale of the Partnership's Littlerock, California cable television system to Jones Communications of California, Inc., an indirect wholly owned subsidiary of Jones Intercable, Inc., for a sales price of $10,720,400 in cash, subject to normal closing adjustments, pursuant to the terms and conditions of that certain Purchase and Sale Agreement dated as of March 10, 1998, as follows:

      [_] CONSENTS        [_] WITHHOLDS CONSENT      [_] ABSTAINS

 (YOU MUST SIGN ON THE REVERSE SIDE OF THIS PROXY CARD FOR YOUR VOTE TO COUNT.)

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED LIMITED PARTNER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSED SALE TRANSACTION.

                                            ALL OWNERS MUST SIGN EXACTLY AS
                                            NAME(S) APPEAR ON LABEL.

                                              When limited partnership
                                            interests are held by more than
                                            one person, all owners must sign.
                                            When signing as attorney, as
                                            executor, administrator, trustee
                                            or guardian, please give full
                                            title as such. If a corpo-ration,
                                            please sign in full corporation
                                            name by autho-rized officer. If a
                                            partnership, please sign in
                                            partnership name by authorized
                                            person.

                                            DATED: ______________________, 1998

                                            ___________________________________
                                            Signature - Investor 1

                                            ___________________________________
                                            Signature - Investor 2

                                            ___________________________________
                                            Signature - Investor 3

    PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.